                                                                     EXHIBIT 2.1

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG

                         SERVICEWARE TECHNOLOGIES, INC.,

                             SVCW ACQUISITION, INC.

                                       AND

                                   KANISA INC.

                                TABLE OF CONTENTS

ARTICLE 1 -  THE MERGER                                                        2
1.1   The Merger                                                               2
1.2   Effective Time; Closing                                                  2
1.3   Effect of the Merger                                                     2
1.4   Certificate of Incorporation; Bylaws                                     2
1.5   Directors and Officers                                                   2
1.6   Effect on Capital Stock                                                  3
1.7   Exchange of Certificates                                                 5
1.8   No Further Ownership Rights in Company Capital Stock                     7
1.9   Restricted Stock                                                         7
1.10  Tax Consequences                                                         7
1.11  Taking of Necessary Action; Further Action                               7
1.12  Dissenters' Rights                                                       8

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES OF THE COMPANY                      8
2.1   Organization; Subsidiaries                                               9
2.2   Company Capitalization                                                   9
2.3   Obligations with Respect to Capital Stock                               10
2.4   Authority; Non-Contravention                                            11
2.5   Company Financial Statements                                            12
2.6   Absence of Certain Changes or Events                                    13
2.7   Taxes                                                                   14
2.8   Title to Properties                                                     16
2.9   Intellectual Property                                                   16
2.10  Compliance with Laws                                                    19
2.11  Litigation                                                              19
2.12  Employee Benefit Plans                                                  20
2.13  Environmental Matters                                                   24
2.14  Certain Agreements                                                      25
2.15  Brokers' and Finders' Fees                                              27
2.16  Insurance                                                               27
2.17  Reserved                                                                27
2.18  Accounts Receivable                                                     27
2.19  Board Approval                                                          28
2.20  Reserved                                                                28
2.21  Accounting System                                                       28
2.22  Company Charter Documents and DGCL                                      28
2.23  Affiliates                                                              29
2.24  Disclosure                                                              29
2.25  Survival of Representations and Warranties                              29

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB           29
3.1   Organization of Parent and Merger Sub                                   29

3.2   Parent and Merger Sub Capitalization                                    30
3.3   Authority; Non-Contravention                                            32
3.4   SEC Filings; Parent Financial Statements                                33
3.5   Absence of Certain Changes of Events                                    34
3.6   Taxes                                                                   35
3.7   Title to Properties                                                     36
3.8   Intellectual Property                                                   37
3.9   Compliance with Laws                                                    39
3.10  Litigation                                                              39
3.11  Employee Benefit Plans                                                  40
3.12  Environmental Matters                                                   44
3.13  Certain Agreements                                                      45
3.14  Brokers' and Finders' Fee                                               46
3.15  Insurance                                                               47
3.16  Reserved                                                                47
3.17  Accounts Receivable                                                     47
3.18  Board Approval                                                          47
3.19  Fairness Opinion                                                        47
3.20  Accounting System                                                       47
3.21  Disclosure                                                              48

ARTICLE 4 - CONDUCT OF COMPANY PRIOR TO THE EFFECTIVE TIME                    48

ARTICLE 5 - CONDUCT OF PARENT PRIOR TO THE EFFECTIVE TIME                     52

ARTICLE 6 - ADDITIONAL AGREEMENTS                                             55
6.1   Antitrust and Other Filings                                             55
6.2   Company Stockholder Approval                                            56
6.3   Confidentiality; Access to Information                                  58
6.4   No Solicitation                                                         58
6.5   Public Disclosure                                                       61
6.6   Reasonable Efforts; Notification                                        61
6.7   Third Party Consents                                                    62
6.8   Stock Options; Warrants; Stock Pool Increase; New Grants                62
6.9   Form S-8                                                                63
6.10  Indemnification                                                         63
6.11  Takeover Statutes                                                       63
6.12  Certain Employee Benefits                                               64
6.13  Restrictive Legend                                                      64
6.14  Section 16 Exemption                                                    64
6.15  Letter of Company's Accountants                                         64
6.16  Officers and Board of Directors; Corporate Headquarters                 64
6.17  Cash at Closing                                                         65
6.18  Transaction Fees                                                        65
6.19  Additional Voting Agreement                                             65
6.20  Next Annual Stockholders' Meeting                                       65

6.21  Dissenters                                                              66

ARTICLE 7 - CONDITIONS TO THE MERGER                                          66
7.1   Conditions to Obligations of Each Party to Effect the Merger            66
7.2   Additional Conditions to Obligations of the Company                     67
7.3   Additional Conditions to the Obligations of Parent and Merger Sub       68

ARTICLE 8 - INDEMNIFICATION FROM COMPANY STOCKHOLDERS                         71
8.1   Indemnification                                                         71
8.2   Indemnifications Limitations; Offsets                                   71
8.3   Procedures for Making Claims                                            71
8.4   Participation in Defense of Third Party Claims                          72
8.5   Survival of Representations and Indemnification                         72
8.6   Arbitration                                                             73

ARTICLE 9 - TERMINATION, AMENDMENT AND WAIVER                                 73
9.1   Termination                                                             73
9.2   Notice of Termination; Effect of Termination                            75
9.3   Fees and Expenses                                                       75
9.4   Amendment                                                               76
9.5   Extension; Waiver                                                       76

ARTICLE 10 - GENERAL PROVISIONS                                               76
10.1  Non-Survival of Representations and Warranties                          76
10.2  Notices                                                                 76
10.3  Interpretation; Certain Defined Terms                                   77
10.4  Counterparts                                                            78
10.5  Entire Agreement; Third Party Beneficiaries                             78
10.6  Severability                                                            79
10.7  Other Remedies; Specific Performance; Fees                              79
10.8  Governing Law                                                           79
10.9  Rules of Construction                                                   79
10.10 Assignment                                                              80
10.11 Waiver of Jury Trial                                                    80

                AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

      This Amended and Restated Agreement and Plan of Merger (this "Agreement") is made and entered into as of February 8, 2005, by and among ServiceWare Technologies, Inc., a Delaware corporation ("Parent"), SVCW Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Kanisa Inc., a Delaware corporation (the "Company").

                                    RECITALS

      A. The respective Boards of Directors of Parent, Merger Sub and the Company have previously approved that certain Agreement and Plan of Merger, dated as of December 22, 2004 (the "Prior Agreement"), and declared advisable and in the best interests of each corporation and their respective stockholders, the merger of Merger Sub with and into the Company whereupon the Company will become a wholly owned subsidiary of Parent and the stockholders of the Company will become stockholders of Parent (the "Merger"), all upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL") and all other applicable law.

      B. For United States federal income tax purposes, the Merger is intended to qualify as a reorganization described in section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

      C. Concurrently with the execution of the Prior Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain of Parent's and the Company's management, directors, affiliates and stockholders have previously entered into stockholder Voting Agreements, in substantially the form of Exhibit A attached hereto (the "Voting Agreements").

      D. Parent, Merger Sub and the Company now desire to amend and restate the Prior Agreement in its entirety as set forth herein to, among other things, (i) give effect to a one-for-ten reverse stock split on all common stock of Parent outstanding as of the close of business on February 3, 2005 and to be effected by Parent as of February 4, 2005 and accompanied by a reduction in the authorized capital stock of Parent to 50,000,000 shares of Parent common stock (the "Reverse Split"), (ii) delete references to stockholders' meetings of Parent and the Company in connection with the Merger as Parent determined not to seek stockholder approval of the Merger and the Company determined to seek stockholder approval of the Merger through written consent, (iii) delete references to any proxy statement in connection with the Merger as Parent is no longer seeking stockholder approval of the Merger, (iv) alter the number of members of Parent's Board of Directors that the Parent has right to designate to three (3) members with one (1) member of such board being unaffiliated with Parent and the Company, and (v) insert additional covenants for the approval of an increase to Parent's common stock reserved and issuable under Parent's option and stock plans and Parent name change under additional voting agreements with certain stockholders of Parent and the Company.

      In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

                                    ARTICLE 1

                                   THE MERGER

      1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and the applicable provisions of the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

      1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger in such mutually acceptable form with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the "Merger Documents") (the time of such filing (or such later time as may be agreed in writing by the Company and Parent and specified in the Merger Documents) being the "Effective Time"), as soon as practicable on or after the Closing Date (as defined below). The closing of the Merger (the "Closing") shall take place at the offices of Ellis, Funk, Goldberg, Labovitz & Dokson, P.C., One Securities Centre, Suite 400, 3490 Piedmont Road, Atlanta, Georgia 30305, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article 6 (other than those that by their nature will be satisfied at the Closing) or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

      1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      1.4 Certificate of Incorporation; Bylaws.

            (a) The Merger Documents shall provide that, at the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be in substantially the form attached hereto as Exhibit B.

            (b) At the Effective Time, the Bylaws of the Surviving Corporation shall be in substantially the form attached hereto as Exhibit C, until thereafter amended.

      1.5 Directors and Officers. The initial directors and officers of the Surviving Corporation shall be as set forth in Section 6.16, until their respective successors are duly elected or appointed and qualified.

      1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

            (a) Conversion of Company Capital Stock

                  (i) The "Total Merger Consideration Shares" shall be equal to the figure obtained by multiplying the Company Percentage and the quotient obtained by dividing (A) the number of shares of Parent Common Stock outstanding immediately prior to the Effective Time, by (B) one minus the Company Percentage; provided, however, that the Total Merger Consideration Shares shall be adjusted as follows:

                        (A) If the Company Cash Shortfall (as defined in Section
6.17 hereof) is greater than the Parent Cash Shortfall (as defined in Section
6.17 hereof), then the Total Merger Consideration Shares shall be reduced by the number of shares determined by dividing (a) the lesser of $1,000,000 or the amount (but not less than zero) equal to the Company Cash Shortfall less the Parent Cash Shortfall by (b) the "Market Average Price" of the Parent Common Stock;

                        (B) If the Parent Cash Shortfall is greater than the Company Cash Shortfall then the Total Merger Consideration Shares shall be increased by the number of shares determined by dividing (a) the lesser of $1,000,000 or the amount (but not less than zero) equal to the Parent Cash Shortfall less the Company Cash Shortfall by (b) the Market Average Price of the Parent Common Stock. For these purposes, the Market Average Price of the shares of Parent Common Stock shall be equal to the volume weighted average sales price per share of Parent Common Stock as reported by Bloomberg Information Systems, Inc. during a period of ten (10) trading days immediately preceding the date of the Effective Time after giving effect to the Reverse Split.

                        (C) For the avoidance of doubt, please refer to Schedule 1.6(a)(i) for examples of the adjustments provided herein.

                        (D) Any change in the number of shares of the Total Merger Consideration Shares shall result in a corresponding change to the Exchange Ratio.

                  (ii) Each share of common stock and preferred stock, each with par value $0.01 per share, of the Company ("Company Capital Stock") issued and outstanding immediately prior to the Effective Time, other than "Dissenting Shares" (as defined, and to the extent provided in Section 1.12(a)), will be canceled and extinguished and automatically converted into the right to receive
(A) the number of shares of common stock, par value $0.01 per share, of Parent ("Parent Common Stock") equal to the applicable "Exchange Ratio" (as defined in Section 1.6(a)(iii) below) in accordance with the provisions of the Company's Amended and Restated Certificate of Incorporation in effect immediately prior to the Effective Time in substantially the form attached hereto as Exhibit D (the "Company Certificate"), (B) a cash payment pursuant to Section 1.7(d) in lieu of any fraction of a share of Parent Common Stock, and (C) pro rata portion of warrants to be issued by Parent for the purchase of 423,923 shares of Parent Common Stock which shall be equal to 66 2/3% of all warrants for the purchase of Parent Common Stock issued to Parent investors as of January 30, 2004 ("Parent Investor Warrants"), at an exercise price of $7.20 per share, with such other terms and conditions identical to the Parent Investor Warrants after giving effect to the Reverse Split ("Parent Warrants"), upon surrender of the certificate representing such share of Company Capital Stock in the manner provided in Section 1.7.

                  (iii) For purposes of this Agreement, the "Exchange Ratio" applicable to the Company Capital Stock shall be as set forth on Schedule 1.6(a)(iii) hereto and shall be in accordance with the provisions of the Company Certificate. The Exchange Ratio shall be calculated such that all holders of Company Capital Stock shall be entitled to receive upon exchange of the Company Capital Stock an aggregate number of shares of Parent Common Stock equal to the Total Merger Consideration Shares and the Parent Warrants. The Exchange Ratio shall also be adjusted if adjustments are made (i) to the Total Merger Consideration Shares pursuant to Section 1.6(a)(i) above and (ii) to any changes made to the Company Capital Stock in the final determination of outstanding Company Capital Stock immediately prior to the Effective Time as a result of conversions of any shares of preferred stock into shares of common stock, other cancellations of preferred stock and the like.

                  (iv) The "Company Percentage" shall be equal to forty percent (40%).

            (b) Stock Options. All outstanding options to purchase Company common stock under the Company's 1997 Founders Stock Option Plan, 1997 Stock Option/Stock Issuance Plan or 1999 Stock Option/Stock Issuance Plan (collectively, the "Company Option Plans"; each such option, a "Company Option"), shall not be assumed by Parent in connection with the Merger, and therefore, such Company Options shall automatically terminate and cease to be outstanding at the Effective Time pursuant to their terms.

            (c) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub ("Merger Sub Common Stock") , issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub common stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

            (d) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split (including the Reverse Split), stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Capital Stock occurring on or after the date hereof and prior to the Effective Time, or as otherwise provided in this Section 1.6.

      1.7 Exchange of Certificates.

            (a) Exchange Agent. Parent shall select an institution reasonably acceptable to the Company to act as the exchange agent (the "Exchange Agent") in the Merger.

            (b) Exchange Fund. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this
Article 1, ninety percent (90%) of the shares of Parent Common Stock issuable to the holders of the Company Capital Stock (such shares of Parent Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, are hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Capital Stock. The remaining ten percent (10%) of such shares of Parent Common Stock shall be held in escrow pursuant to the terms of an Escrow Agreement, in substantially the form attached hereto as Exhibit E, for a period that shall expire on the later of (i) six (6) months after the Closing or (ii) sixty (60) days after the delivery of an audit report for the Company's fiscal year ended December 31, 2004 financial statements (the "Escrow Period"), solely for indemnification and other purposes provided in Article 8 hereof. After the termination of the Escrow Period, any shares of Parent Common Stock and cash in lieu of fractional shares and any dividends or distributions with respect thereto held in escrow shall be distributed to the holders of the Company Capital Stock as provided in Section 1.6 and Section 1.7 herein.

            (c) Exchange Procedures. Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Capital Stock which were converted into shares of Parent Common Stock and Parent Warrants pursuant to Section 1.6 ("Certificates") and to each holder of Dissenting Shares, (i) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify), (ii) instructions in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and Parent Warrants, and (iii) such notification as may be required under the DGCL to be given to the holders of Dissenting Shares. Upon surrender of Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock into which their shares of Company Capital Stock were converted at the Effective Time (less 10% of such shares, which shall be held in accordance with the Escrow Agreement), payment in lieu of fractional shares that such holders have the right to receive pursuant to Section 1.7(d), and Parent Warrants receivable hereunder, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted (including the right to receive shares of Parent Common Stock under the Escrow Agreement) and Parent Warrants receivable hereunder and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.7(d). No interest will be paid or accrued on any cash in lieu of fractional shares of Parent Common Stock. In the event of a transfer of ownership of shares of Company Capital Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock and Parent Warrants may be issued to a transferee if the Certificate representing such shares of Company Capital Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

            (d) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the volume weighted average sales price per share of Parent Common Stock as reported by Bloomberg Information Systems, Inc. during a period of ten (10) trading days immediately preceding the date of the Effective Time.

            (e) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement (as defined in Section 2.2(c)). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

            (f) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Capital Stock represented by such Certificates were converted pursuant to
Section 1.6, Parent Warrants receivable hereunder, cash for fractional shares, if any, as may be required pursuant to Section 1.7(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, Parent Warrants, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent against any claim that may be made with respect to the Certificates alleged to have been lost, stolen or destroyed.

            (g) No Liability. Notwithstanding anything to the contrary in this
Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (h) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Capital Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Capital Stock who have not theretofore complied with the provisions of this Section 1.7 shall thereafter look only to Parent for the shares of Parent Common Stock, Parent Warrants, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 1.7(d) without any interest thereon.

      1.8 No Further Ownership Rights in Company Capital Stock. All shares of Parent Common Stock and Parent Warrants issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Sections 1.7(c) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.

      1.9 Restricted Stock. If any shares of Company Capital Stock that are outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares ("Company Restricted Stock") may be forfeited or repurchased by the Company upon any termination of the stockholders' employment, directorship or other relationship with the Company (and/or any affiliate of the Company) under the terms of any restricted stock purchase agreement or other agreement with the Company that does not by its terms provide that such repurchase option, risk of forfeiture or other condition fully lapses upon consummation of the Merger, then the shares of Parent Common Stock issued upon the conversion of such shares of Company Capital Stock in the Merger will, unless otherwise accelerated by their terms as a result of the Merger, continue to be unvested and subject to the same repurchase options, risks of forfeiture or other conditions following the Effective Time, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends noting such repurchase options, risks of forfeiture or other conditions. The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement. A listing of the holders of Company Restricted Stock, together with the number of shares and the vesting schedule of Company Restricted Stock held by each, is set forth in Part 1.9 of the Company Disclosure Schedule.

      1.10 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization described in section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations (the "Treasury Regulations").

      1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will take all such lawful and necessary action. Parent shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

      1.12 Dissenters' Rights.

            (a) Notwithstanding any provision of this Agreement to the contrary other than Section 1.12(b), any shares of Company Capital Stock held by a holder who has demanded and perfected appraisal rights for such shares in accordance with Section 262 of the DGCL and any other applicable law, and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive Parent Common Stock and Parent Warrants pursuant to
Section 1.6, but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under the DGCL and any other applicable law. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation.

            (b) Notwithstanding the provisions of Section 1.6(a), if any holder of shares of Company Capital Stock who demands appraisal of such shares under the DGCL and any other applicable law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time or the occurrence of such event, such holder's shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive Parent Common Stock and Parent Warrants as provided in Section 1.6(a) without interest thereon, upon surrender of the certificate representing such shares pursuant to Section 1.7.

            (c) The Company shall give Parent (i) prompt notice of any written demands for payment with respect to any shares of the Company Capital Stock pursuant to the appraisal rights under the DGCL and any other applicable law, withdrawals of such demands, and any other instruments served pursuant to the DGCL and any other applicable law, and received by the Company which relate to any such demand for appraisal and (ii) the opportunity to participate at its own expense in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal under the DGCL and any other applicable law. The Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld), voluntarily make any payment with respect to any demands for appraisal of Company Capital Stock or offer to settle or settle any such demands.

                                    ARTICLE 2

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      As of December 22, 2004 and as of the Closing Date, the Company represents and warrants to Parent and Merger Sub, subject to any exceptions expressly stated in the disclosure schedule delivered by the Company to Parent dated as of the date hereof (the "Company Disclosure Schedule"), as set forth in this
Article 2. The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article 2 and the disclosure in any section or paragraph shall qualify other sections and paragraphs in this Article 2 only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.

      2.1 Organization; Subsidiaries.

            (a) The Company and each of its subsidiaries (which subsidiaries are identified on Part 2.1 of the Company Disclosure Schedule) (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii) except as would not be material to the Company, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

            (b) Other than the corporations identified in Part 2.1 of the Company Disclosure Schedule, neither the Company nor any of the other corporations identified in Part 2.1 of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any corporation, partnership, joint venture arrangement or other business entity, other than the entities identified in Part 2.1 of the Company Disclosure Schedule. Neither the Company nor any of its subsidiaries has agreed or is obligated to make, or is bound by any written or oral agreement, contract, lease, instrument, note, option, warranty, purchase order, license, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect under which it may become obligated to make any future investment in or capital contribution to any other entity. Neither the Company, nor any of its subsidiaries, has, at any time, been a general partner of any general partnership, limited partnership or other entity. Part 2.1 of the Company Disclosure Schedule indicates the jurisdiction of organization of each entity listed therein and the Company's direct or indirect equity interest therein.

            (c) The Company has delivered or made available to Parent a true and correct copy of the Certificate of Incorporation and Bylaws of the Company and similar governing instruments of each of its subsidiaries, each as amended to date (collectively, the "Company Charter Documents"), and each such instrument is in full force and effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of the Company Charter Documents. The Company has delivered or made available to Parent all proposed or considered amendments to the Company Charter Documents.

      2.2 Company Capitalization.

            (a) The authorized capital stock of the Company consists solely of 60,000,000 shares of Company common stock, $0.01 par value per share, of which there are 2,131,429 shares issued and outstanding as of the date of this Agreement, and 48,102,414 shares of preferred stock, par value $0.01 per share, of which 34,473,169 shares are issued as follows:

Series A1: 2,105,921 shares; Series A2: 1,942,757 shares; Series B1: 4,830,332 shares; and Series C1: 7,293,106 shares; Series D1: 15,340,520 shares; and Series D2: 2,954,545 shares. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement or document to which the Company is a party or by which it is bound. As of the date of this Agreement, there are no shares of Company Capital Stock held in treasury by the Company.

            (b) As of the date of this Agreement, (i) 6,953,791 shares of Company common stock are subject to issuance pursuant to outstanding Company Options for an aggregate exercise price of $4,233,595.25, and (ii) 6,939 shares of Company Capital Stock are subject to issuance pursuant to outstanding Company warrants for an aggregate exercise price of $36,013.41. Part 2.2(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option and each Company warrant outstanding as of the date of this
Agreement: (i) the name of the optionee or warrant holder; (ii) the number of shares of Company common stock subject to such Company Option or Company warrant; (iii) the exercise price of such Company Option or Company warrant;
(iv) the date on which such Company Option or Company warrant was granted or assumed; (v) the date on which such Company Option or Company warrant expires;
(vi) the Company Option Plan pursuant to which such Company Option was granted; and (vii) whether the exercisability of such Company Option or Company warrant will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of any such acceleration. The Company has delivered or made available to Parent an accurate and complete copy of the Company Option Plans and each form of stock option agreement evidencing any Company Options and an accurate and complete copy of each Company warrant. All shares of Company Capital Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Except as set forth in Part 2.2(b) of the Company Disclosure Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Merger.

            (c) All outstanding shares of Company Capital Stock, all outstanding Company Options, all outstanding Company warrants and all outstanding shares of capital stock of each subsidiary of Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable material Legal Requirements and (ii) all material requirements set forth in applicable agreements or instruments except such noncompliance as would not, individually or in the aggregate, cause the Company to lose any material benefit or incur any material liability. For the purposes of this Agreement, "Legal Requirements" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic (each, a "Governmental Entity").

      2.3 Obligations with Respect to Capital Stock. There are no equity securities, partnership interests or similar ownership interests of any class of Company equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding other than as expressly described herein or in the Company Disclosure Schedule. Except for securities the Company owns free and clear of all claims and Encumbrances (as defined below), directly or indirectly through one or more subsidiaries, as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Part 2.2 or Part
2.3 of the Company Disclosure Schedule, there are no subscriptions, options, warrants, equity securities, convertible debt, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any of its subsidiaries is a party or by which it is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Except as contemplated by this Agreement there are no registration rights, and there is no voting trust, proxy, rights agreement, "poison pill" anti-takeover plan or other agreement or understanding to which the Company is a party or by which it is bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

      For purposes of this Agreement, "Encumbrances" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

      2.4 Authority; Non-Contravention.

            (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by the Company's stockholders (the "Company Stockholder Approval"), and the filing of the Merger Documents pursuant to the DGCL. The affirmative vote or consent of the holders of a majority of the outstanding shares of (i) Company Capital Stock, (ii) the Company's outstanding common stock, and (iii) the Company's outstanding preferred stock is sufficient for the Company's stockholders to approve and adopt this Agreement and approve the Merger, and no other approval of any holder of any securities of the Company is required in connection with the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

            (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Company Charter Documents, (ii) subject to obtaining the Company Stockholder Approval and compliance with the requirements set forth in
Section 2.4(c), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective material properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair the Company's (or a subsidiary's) rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective material properties are bound or affected. Part 2.4(b) of the Company Disclosure Schedule list all consents, waivers and approvals under any of the Company's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a material loss of benefits to the Company, Parent or the Surviving Corporation as a result of the Merger.

            (c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or other person, is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Merger Documents with the Secretary of State of the State of Delaware, and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the securities or antitrust laws of any foreign country, and (iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to the Company, Parent or the Surviving Corporation or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

      2.5 Company Financial Statements.

            (a) The consolidated financial statements of the Company for the years ended December 31, 2001, December 31, 2002 and December 31, 2003, and for the nine (9) month period ended September 30, 2004 (including, in each case, any related notes thereto) as described in Part 2.5(a) of the Company Disclosure Schedule (the "Company Financials"), were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, except for the absence of footnotes) and fairly presented the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of the Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain all the footnotes required by GAAP for audited statements, and were or are subject to normal and recurring year-end adjustments that the Company does not expect to be material, individually or in the aggregate. The balance sheet of the Company as of September 30, 2004 is hereinafter referred to as the "Company Balance Sheet." Neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole, except for liabilities (i) reflected on the Company Balance Sheet, (ii) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices or (iii) that are not required to be reflected in the Company Balance Sheet under GAAP and are described on the Company Disclosure Schedule.

            (b) The Company has not been notified by its independent auditors that such auditors are of the view that any financial statement should be restated, or that the Company should modify its accounting in future periods in a manner that would be materially adverse to the Company.

            (c) The Company has provided to Parent true, accurate and complete copies of the Company Financials.

      2.6 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet there has not been: (i) any Material Adverse Effect (as defined in Section 9.3)) with respect to the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company's capital stock or any other securities of the Company or its subsidiaries or any grant or issuance of any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of the Company's or any of its subsidiaries' capital stock, (iv) other than in the ordinary course of business consistent with past practice, any granting by the Company or any of its subsidiaries of any increase in compensation or fringe benefits to any of their officers or employees, or any payment by the Company or any of its subsidiaries of any bonus to any of their officers or employees, or any granting by the Company or any of its subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby or any acceleration or release of any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of the Company's capital stock or any acceleration or release of any right to repurchase shares of the Company's capital stock upon the termination of employment or services with the Company, (v) any material change or alteration in the policy of the Company relating to the granting of stock options or other equity compensation to its employees and consultants, (vi) entry by the Company or any of its subsidiaries into, or material modification, amendment or cancellation of, any development services, licensing, distribution, sales, sales services or other similar agreement with respect to any material Company Intellectual Property Rights (as defined in Section 2.9) other than in the ordinary course of business consistent with past practices, (vii) any warranty claims or claims for refunds by customers of Company in excess of $35,000,
(viii) any acquisition, sale or transfer of any material asset by the Company or any of its subsidiaries other than in the ordinary course of business, (ix) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (x) any material revaluation by the Company of any of its assets, including writing off notes or accounts receivable other than in the ordinary course of business.

      2.7 Taxes.

            (a) The Company and each of its subsidiaries have timely filed all Tax Returns required to be filed by or on behalf of the Company and each of its subsidiaries; such Tax Returns were accurate and complete in all material respects; and the Company and each of its subsidiaries have paid all Taxes due and owing (whether or not shown on such Tax Returns).

            (b) The Company and each of its subsidiaries have withheld and paid all Taxes required to be withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

            (c) Neither the Company nor any of its subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return.

            (d) Neither the Company nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

            (e) There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its subsidiaries.

            (f) Neither the Company or any of its subsidiaries thereof has received from any taxing authority any (i) written notice indicating an intent to open an audit or other review or (ii) notice or deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of its subsidiaries.

            (g) No Tax audit or administrative or judicial Tax proceeding is pending with respect to the Company or any of its subsidiaries.

            (h) The unpaid Taxes of the Company and its subsidiaries did not, as of the date of the most recent Company Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such Company Balance Sheet (rather than in any notes thereto) and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its subsidiaries in filing their Tax Returns.

            (i) Neither the Company nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any (i) "excess parachute payment" within the meaning of Code section 280G (or any corresponding provision of state, local of foreign Tax law) or (ii) any amount that will not be fully deductible as a result of Code section 162(m) or 404 (or any corresponding provision of state, local of foreign Tax law).

            (j) Neither the Company nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

            (k) Neither the Company nor any of its subsidiaries (A) has been a member of an Affiliated Group (as defined below) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its subsidiaries) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

            (l) Neither the Company nor any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date.

            (m) None of the Company's or its subsidiaries' assets are tax exempt use property within the meaning of section 168(h) of the Code.

            (n) Neither the Company nor any of its subsidiaries has distributed stock of a corporation, or has had its stock distributed, in a transaction purported or intended to be governed in whole or in part by section 355 or 361 of the Code.

            (o) To the Company's knowledge, there is no fact or circumstance, and the Company has no present plan or intention, that would be reasonably likely to prevent the Merger from qualifying as a "reorganization" pursuant to the provisions of section 368 of the Code.

            (p) The Company has delivered or made available to Parent correct and complete copies of all foreign, federal and state income Tax and all state sales and use Tax Returns filed for the Company and each of its subsidiaries and each of the Company's and its subsidiaries' predecessor entities, if any, filed since December 31, 2000.

      For the purposes of this Agreement, "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnity or otherwise assume or succeed to the Tax liability of any other person.

      "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      For purposes of this Agreement, "Affiliated Group" means any affiliated group within the meaning of Code section 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

      2.8 Title to Properties.

            (a) Neither the Company nor any of its subsidiaries owns any interest in real property. Part 2.8 of the Company Disclosure Schedule list all real property leases to which the Company is a party and each amendment thereto that is in effect as of the date of this Agreement. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim against the Company in excess of $10,000.

            (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except as reflected in the Company Financials and except for liens for Taxes not yet due and payable and such Encumbrances, if any, which are not material in character, amount or extent. Each of the Company's subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except as reflected in the Company Financials and except for liens for Taxes not yet due and payable and such Encumbrances, if any, which are not material in character, amount or extent.

      2.9 Intellectual Property. For purposes of this Agreement, the following terms shall have the definitions set forth below:

      "Company Intellectual Property Rights" means all intellectual property rights used as of the date hereof by the Company and its subsidiaries in the conduct of their business, including, without limitation: (i) all trademarks, service marks, trade names, Internet domain names, trade dress, and the goodwill associated therewith, and all registrations or applications for registration thereof (collectively, the "Company Marks"); (ii) all patents, patent applications and continuations (collectively, the "Company Patents"); (iii) all copyrights, database rights and moral rights in both published works and unpublished works, including all such rights in software, user and training manuals, marketing and promotional materials, internal reports, business plans and any other expressions, mask works, firmware and videos, whether registered or unregistered, and all registrations or applications for registration thereof (collectively, the "Company Copyrights"); and (iv) trade secret and confidential information, including such rights in inventions (whether or not reduced to practice), know-how, customer lists, technical information, proprietary information, technologies, processes and formulae, software, data, plans, drawings and blue prints, whether tangible or intangible and whether stored, compiled, or memorialized physically, electronically, photographically, or otherwise (collectively, the "Company Secret Information"). For purposes of this Section 2.9 and Section 3.8, "software" means any and all:
(w) computer programs and applications, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (x) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (y) descriptions, flow-charts, library functions, algorithms, architecture, structure, display screens and development tools, and other information, work product or tools used to design, plan, organize or develop any of the foregoing and (z) all documentation, including user manuals and training materials, relating to any of the foregoing.

            (a) Part 2.9 of the Company Disclosure Schedule sets forth a complete and correct list of each of the following which is owned by the Company or its subsidiaries: (i) each registered Company Mark, (ii) each material unregistered Company Mark, if any, (iii) each Company Patent and (iv) each registered Company Copyright. The Company or one of its subsidiaries: (i) owns all right, title and interest in and to the Company Intellectual Property Rights, free and clear of all Encumbrances, or (ii) is licensed to use, or otherwise possesses legally valid and enforceable rights to use, the Company Intellectual Property Rights that it does not so own. The Company and its subsidiaries have made all necessary filings, recordations and payments to protect and maintain their interests in the Company Intellectual Property Rights owned by or licensed to the Company except where the failure to make such filings, recordations or payments would not have a Material Adverse Effect. No person has notified the Company of any claim against the Company or any of its subsidiaries alleging that any of the products, services or technology used, sold, offered for sale or licensed or proposed for use, sale, offer for sale or license by the Company or any of its subsidiaries infringes any intellectual property rights of any person.

            (b) To the best of the Company's knowledge, none of the Company Patents is being infringed; and to the best of the Company's knowledge, neither the validity nor the enforceability of any of the Company Patents has been challenged by any person.

            (c) To the best of the Company's knowledge, none of the Company Marks is being infringed or diluted; and to the best of the Company's knowledge, none of the Company Marks has been opposed or challenged and to the best of the Company's knowledge, no proceeding has been commenced or threatened that would seek to prevent the use by the Company or any of its subsidiaries of any Company Mark.

            (d) To the best of the Company's knowledge, none of the Company Copyrights is being infringed, or its validity challenged or threatened in any way ; and to the best of the Company's knowledge, no proceeding has been commenced or threatened that would seek to prevent the use by the Company or any of its subsidiaries of the Company Copyrights.

            (e) The Company and its subsidiaries have taken reasonable measures to protect the secrecy and confidentiality of the Company Secret Information, except to the extent that failure to do so would not have a Material Adverse Effect. To the best of the Company's knowledge, no Company Secret Information has been used, divulged or appropriated for the benefit of any person (other than the Company or any of its subsidiaries) or otherwise misappropriated in a manner which would have a Material Adverse Effect.

            (f) To the best of the Company's knowledge, no Company Intellectual Property Right is subject to any outstanding order, proceeding (other than pending proceedings pertaining to applications for patent or trademark or copyright registration) or stipulation that restricts in any manner the licensing thereof by the Company or any of its subsidiaries.

            (g) To the best of the Company's knowledge, none of its employees engaged in the development of software or in performing sales and marketing functions on behalf of the Company is obligated under any contract with any third party which would materially conflict with such employee's rights to develop software or engage in such sales and marketing functions on behalf of the Company in the manner that he or she is so doing.

            (h) All employees, contractors, agents and consultants of the Company or any of its subsidiaries who are or were involved in the creation of material Company Intellectual Property Rights owned by the Company have executed an assignment of inventions agreement to vest in the Company or its subsidiary, as appropriate, exclusive ownership of such Company Intellectual Property Rights, except where the failure to have executed such an agreement will not have a Material Adverse Effect. All employees, contractors, agents and consultants of the Company or any of its subsidiaries who have or have had access to Company Secret Information owned by the Company have executed nondisclosure agreements to protect the confidentiality of such Company Secret Information, except where the failure to have executed such an agreement will not have a Material Adverse Effect.

            (i) Without limiting the generality of the foregoing, all the software that the Company or any of its subsidiaries licenses or otherwise makes available to customers, and all Company Intellectual Property Rights therein, were: (i) developed by employees of the Company or of a subsidiary of the Company within the scope of their employment and subject to their obligation to assign inventions and patents therein; or (ii) developed by independent contractors or consultants who assigned all of their right, title and interest in and to that software to the Company; or (iii) otherwise acquired or licensed by the Company from a third party by an agreement or contract that is disclosed in Part 2.9 of the Company Disclosure Schedule.

            (j) All material contracts, licenses and agreements relating to the Company Intellectual Property Rights are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in a breach, modification, cancellation, termination, or suspension of any material contracts, licenses or agreements relating to Company Intellectual Property Rights. The Company and each of its subsidiaries are in material compliance with, and have not materially breached any term of any of such contracts, licenses and agreements and, to the knowledge of the Company and its subsidiaries, all other parties to such contracts, licenses and agreements are in compliance in all material respects with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company's rights under such contracts, licenses and agreements to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.

      2.10 Compliance with Laws.

            (a) Neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that, individually or in the aggregate, would not cause the Company to lose any material benefit or incur any material liability. No investigation or review by any Governmental Entity is pending or, to the Company's knowledge, has been threatened in a writing delivered to the Company against the Company or any of its subsidiaries, nor, to the Company's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of the Company or any of its subsidiaries. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its subsidiaries, any acquisition of material property by the Company or any of its subsidiaries or the conduct of business by the Company and its subsidiaries as currently conducted.

            (b) The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities that are material to or required for the operation of the business of the Company and of its subsidiaries as currently conducted (collectively, the "Company Permits"). The Company and its subsidiaries are in compliance, in all material respects, with the terms of the Company Permits.

      2.11 Litigation. There are no claims, suits, actions or proceedings pending or contemplated by the Company or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its subsidiaries, before any Governmental Entity or any arbitrator (a) that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement, (b) which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to be material to the Company, any of its subsidiaries or the Surviving Corporation following the Merger, or (c) which could have a material adverse effect on the ability of the parties hereto to consummate the Merger. No Governmental Entity has at any time challenged or questioned in a writing delivered to the Company the legal right of the Company or any of its subsidiaries to design, offer or sell any of its products or services in the present manner or style thereof or otherwise to conduct its business as currently conducted.

      2.12 Employee Benefit Plans.

            (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.12(a)(i) below (which definition shall apply only to this Section 2.12), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                  (i) "Affiliate" for purposes of this Section 2.12 shall mean any other person or entity under common control with the Company within the meaning of Sections 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

                  (ii) "Company Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for deferred compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan" within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee at any time.

                  (iii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

                  (iv) "DOL" shall mean the Department of Labor.

                  (v) "Employee" shall mean any current or former employee or director of the Company, Parent or any Affiliate, as the case may be.

                  (vi) "Employee Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation or similar agreement or contract between the Company, Parent or any Affiliate (as the case may be) and any Employee or consultant that is currently in force.

                  (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended.

                  (ix) "International Company Employee Plan" shall mean each Company Employee Plan that has been adopted or maintained by the Company, whether informally or formally, for the benefit of Employees outside the United States.

                  (x) "IRS" shall mean the Internal Revenue Service.

                  (xi) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA.

                  (xii) "PBGC" shall mean the Pension Benefit Guaranty Corporation.

                  (xiii) "Company Pension Plan" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

            (b) Disclosure of Plans. Part 2.12(b) of the Company Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. The Company does not have any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement.

            (c) Documents. The Company has provided Parent with access to the following documents: (i) accurate and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (v) all IRS determination, opinion, notification and advisory letters, and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Company Employee Plan; (vi) all written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (vii) all written communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any material amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (viii) the form of COBRA notice used by the Company; (ix) all registration statements and prospectuses prepared in connection with each Company Employee Plan; and (x) a list of all employees, officers and consultants of the Company reflecting each such person's current title and/or job description and compensation.

            (d) Employee Plan Compliance. (i) The Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to, each Company Employee Plan and/or Employee Agreement, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received (A) a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code (or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination) or (B) if such Plan is on a prototype or volume submitter plan document, such prototype or volume submitter document has received a favorable opinion letter, and no event has occurred which would adversely affect the status of such determination letter or opinion letter or the qualified status of such Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under
Section 408 of ERISA, has occurred with respect to any Company Employee Plan;
(iv) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued either before or after the Effective Time in accordance with its terms, without liability to Parent, the Company or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS or DOL with respect to any Company Employee Plan; (vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under
Section 402(i) of ERISA or Sections 4975 through 4980 of the Code; and (viii) all contributions due from the Company or any Affiliate with respect to any of the Company Employee Plans have been made as required under ERISA or have been accrued on the Company Balance Sheet; (ix) to the Company's knowledge, all individuals who, pursuant to the terms of any Employee Plan or Employee Agreement, are entitled to participate in any such Employee Plan or Employee Agreement are currently participating in such Employee Plan or Employee Agreement, or have been given the opportunity to do so and have declined; (x) there has been, within the 2004 calendar year, no amendment to (whether or not written) or change in employee participation or coverage under, any Employee Plan or Employee Agreement that would increase materially the expense of maintaining such Employee Plan or Employee Agreement above the level of the expense incurred in respect thereof during the calendar year 2003.

            (e) Company Pension Plans. The Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Company Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

            (f) Multiemployer Plans. At no time has the Company contributed to or been required to contribute to any Multiemployer Plan.

            (g) No Post-Employment Obligations. No Company Employee Plan provides, or has any liability to provide, severance, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by COBRA or other applicable statute.

            (h) COBRA; FMLA. Neither the Company nor any Affiliate has, prior to the Effective Time, and in any material respect, violated the requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees. The group health plans (as defined in Section 4980B(g) of the Code) that benefit employees of the Company are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, as amended and the FMLA, and the regulations thereunder.

            (i) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

            (j) Employment Matters. The Company and each of its subsidiaries:
(i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, immigration, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) has properly classified independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable laws; (iv) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (v) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or, to the Company's knowledge, threatened or reasonably anticipated claims or actions against the Company under any workers compensation policy or long-term disability policy. To the Company's knowledge, no Employee of the Company has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee being employed by the Company and disclosing to the Company or using trade secrets or proprietary information of any other person or entity. All employees of the Company are legally permitted to be employed by the Company in the United States of America in their current jobs. There are no controversies pending or, to the Company's knowledge threatened, between the Company and any subsidiary and any of their employees that would be reasonably likely to result in the Company's incurring material liability. The Company does not have any employment contracts, Employee Agreements, or consulting agreements currently in effect that are not terminable at will (other than agreements for the sole purpose of providing for the confidentiality of proprietary information or assignment of invention). The

Company will have no liability to any employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement.

            (k) Labor. No work stoppage or labor strike against the Company is pending, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

            (l) International Company Employee Plans. Each International Company Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Company Employee Plan. Furthermore, no International Company Employee Plan has unfunded liabilities, that are not fully accrued on the Company Balance Sheet. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any International Company Employee Plan at any time for any reason.

      2.13 Environmental Matters.

            (a) Hazardous Material. Except as would not result in material liability to the Company, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a "Hazardous Material") are present, as a result of the actions of the Company or any of its subsidiaries or any affiliate of the Company, or, to the Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that the Company or any of its subsidiaries has at any time owned, operated, occupied or leased.

            (b) Hazardous Materials Activities. Except as would not result in a material liability to the Company (in any individual case or in the aggregate)
(i) neither the Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither the Company nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

            (c) Permits. The Company and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents ("Environmental Permits") material to and necessary for the conduct of the Company's and its subsidiaries' Hazardous Material Activities and other businesses of the Company and its subsidiaries as such activities and businesses are currently being conducted.

            (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to the Company's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against the Company or any of its subsidiaries in a writing delivered to the Company concerning any Environmental Permit of the Company, Hazardous Material or any Hazardous Materials Activity of the Company or any of its subsidiaries. The Company is not aware of any fact or circumstance which could involve the Company or any of its subsidiaries in any environmental litigation or impose upon the Company any material environmental liability.

      2.14 Certain Agreements. Except as otherwise set forth in the applicable lettered subsection of Part 2.14 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to or is bound by:

            (a) any employment or consulting agreement or commitment with any employee or member of the Company's Board of Directors, providing any term of service or compensation guarantee or any consulting agreement or any employment agreement that provides severance benefits or other benefits after the consummation of the Merger or after the termination of service of such individual regardless of the reason for such termination of service, except as required by applicable law;

            (b) any agreement or plan, including any stock option plan, stock appreciation right plan, stock purchase plan or stock repurchase agreement, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

            (c) any agreement of indemnification, any guaranty or any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, or otherwise;

            (d) any nondisclosure agreement or any agreement, obligation or commitment containing covenants purporting to limit or which effectively limit the Company's or any of its subsidiaries' freedom to compete in any line of business or in any geographic area or which would so limit Parent, the Company or the Surviving Corporation or any of its subsidiaries after the Effective Time or granting any exclusive distribution or other exclusive rights;

            (e) any agreement or commitment currently in force relating to the disposition or acquisition by the Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business, or pursuant to which the Company has any material ownership or participation interest in any corporation, partnership, joint venture, strategic alliance or other business enterprise other than the Company's subsidiaries;

            (f) any licensing, distribution, resale or other agreement, contract or commitment with regard to the acquisition, distribution, resale or licensing of any material Intellectual Property other than licenses, distribution, resale agreements, advertising agreements, or other similar agreement entered into in the ordinary course of business consistent with past practice;

            (g) agreement to forgive any indebtedness in excess of $35,000 of any person to the Company or any subsidiary;

            (h) agreement regarding the lease of real property involving rental obligations in excess of $35,000 per annum, or agreement regarding the purchase of real property;

            (i) loan agreement, promissory note or other evidence of indebtedness for borrowed money;

            (j) agreement pursuant to which the Company or any subsidiary (A) uses any intellectual property of any third party that is material to the operation of its business (other than off-the-shelf commercial software programs with respect to which no future license or royalty payment will become due), (B) incorporates any third party intellectual property in any of its products; or
(C) has granted to any third party an exclusive license of any Company Intellectual Property Rights owned by the Company or any license of its source code (including customary source code escrow arrangements entered into in the ordinary course of business);

            (k) agreement obligating the Company or any subsidiary to make aggregate payments in excess of $35,000 to any third party during the two-year period ending December 31, 2006, which is not terminable by the Company without penalty or further liability exceeding $35,000 upon 30 days' notice or less;

            (l) agreement pursuant to which the Company or any subsidiary (A) reasonably expects to receive aggregate payments in excess of $35,000 during the twelve month period ending December 31, 2005, or (B) reasonably expects to recognize revenue in such aggregate amount during such period;

            (m) agreement or commitment with any affiliate of the Company;

            (n) any agreement or commitment currently in force providing for capital expenditures by the Company or its subsidiaries in excess of $35,000; or

            (o) any other agreement or commitment currently in effect that is material to the Company's or its subsidiaries' business as presently conducted and proposed to be conducted.

      Each agreement that is required to be disclosed in the Company Disclosure Schedule pursuant to clauses (a) through (o) above or pursuant to Section 2.9 shall be referred to herein as a "Company Contract." Each Company Contract is valid and in full force and effect. Neither the Company nor any of its subsidiaries, nor to the Company's knowledge, any other party thereto, is in material breach, violation or default under, and neither the Company nor any of its subsidiaries has received written notice alleging that it has breached, violated or defaulted under, any of the terms or conditions of any Company Contract in such a manner as would permit any other party thereto to cancel or terminate any such Company Contract, seek a refund of amounts paid under any such Company Contract, make any warranty claim under any such Company Contract, or would permit any other party to seek material damages or other remedies for any or all such alleged breaches, violations, or defaults.

      2.15 Brokers' and Finders' Fees. Except for fees payable to SVB Alliant pursuant to an engagement letter dated April 26, 2004, a copy of which has been provided to Parent, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      2.16 Insurance. The Company and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting business or owing assets similar to those of the Company and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums currently due and payable under all such policies have been paid, and the Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the knowledge of the Company, there has been no threatened termination of, or material premium increase with respect to, any of such policies. Part 2.16 of the Company Disclosure Schedule sets forth a description of each such policy or bond which provides coverage for the Company or any of its subsidiaries.

      2.17 Reserved.

      2.18 Accounts Receivable. The receivables shown on the Company Balance Sheet arose in the ordinary course of business, consistent with past practice, and have been collected or are collectible in the book amounts thereof, less an amount not materially in excess of the allowance for doubtful accounts provided for on the Company Balance Sheet. Allowances for doubtful accounts and warranty returns are adequate and have been prepared in accordance with GAAP consistently applied and in accordance with the Company's past practices. The Company's receivables arising after the date of the Company Balance Sheet and prior to the

Closing Date arose or will arise in the ordinary course of business, consistent with past practice, and have been collected or are collectible in the book amounts thereof, less reasonable allowances for doubtful accounts determined in accordance with the Company's past practices. To the Company's knowledge, none of its receivables is subject to any material claim of setoff, recoupment or counter claim and it has no knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No material amount of receivables are contingent upon the performance by the Company of any obligation or contract other than maintenance, hosting or other similar obligations under service agreements in the ordinary course of business and normal warranty repair and replacement. No person has any Encumbrance on any of such receivables and no agreement for deduction or discount has been made with respect to any of such receivables.

      2.19 Board Approval. The Board of Directors of the Company has, as of the date of this Agreement, (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of the Company and its stockholders, and has approved this Agreement and (ii) declared the advisability of the Merger and recommends that the stockholders of Company approve and adopt this Agreement and approve the Merger.

      2.20 Reserved.

      2.21 Accounting System. The Company and its subsidiaries have internal control over financial reporting, and such internal control over financial reporting is reasonably effective. Since January 1, 2004, there has been no change in the internal control over financial reporting of the Company and its subsidiaries that has materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of the Company and its subsidiaries. Without limiting the generality of the foregoing, the Company and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management's general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management's general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has not been notified by its independent auditor that there is any significant deficiency or material weakness in the Company's internal control over financial reporting. The Company has delivered or made available to Parent or its advisors complete and accurate copies of any management letter or similar correspondence from any independent auditor since January 1, 2001, of the Company or any of its subsidiaries.

      2.22 Company Charter Documents and DGCL. The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of the DGCL will not apply to the execution, delivery or performance of this Agreement or the Voting Agreements, or to the consummation of the Merger or the other transactions contemplated by this Agreement and the Voting Agreements.

      2.23 Affiliates. Part 2.23 of the Company Disclosure Schedule is a complete list of those persons who may, in the Company's judgment, reasonably be deemed to be affiliates of the Company within the meaning of Rule 145 promulgated under the Securities Act (each, a "Company Affiliate").

      2.24 Disclosure. No statements by the Company contained in this Agreement, the exhibits or schedules hereto or any certificates or other documents pursuant hereto required to be delivered to Parent by the Company pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as of the date thereof or the Closing. There is no fact known to the Company which would have a Material Adverse Effect other than as disclosed herein or in the Company Disclosure Schedule.

      2.25 Survival of Representations and Warranties. The representations and warranties of the Company shall survive the Closing of the Merger for the period set forth in Section 8.5 hereof.

                                    ARTICLE 3

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      As of December 22, 2004, and as of the Closing Date, Parent and Merger Sub represent and warrant to the Company, subject to any exception expressly stated in the disclosure schedule, delivered by Parent to the Company dated as of the date hereof (the "Parent Disclosure Schedule"), as set forth in this Article 3. The Parent Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article 3 and the disclosure in any section or paragraph shall qualify other sections and paragraphs in this Article 3 only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.

      3.1 Organization of Parent and Merger Sub.

            (a) Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii) except as would not be material to Parent, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

            (b) Parent has delivered or made available to Company a true and correct copy of the Certificate of Incorporation and Bylaws of Parent and Merger Sub, each as amended to date (collectively, the "Parent Charter Documents"), and each such instrument is in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of the Parent

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

Charter Documents. Parent has delivered or made available to Company all proposed or considered amendments to the Parent Charter Documents.

      3.2 Parent and Merger Sub Capitalization.

            (a) Prior to the Reverse Split, the authorized capital stock of Parent consisted of 100,000,000 shares of Parent Common Stock, par value $0.01 per share, of which there were 52,522,452 shares issued and outstanding and 5,000,000 shares of preferred stock, par value $0.01 per share, none of which were issued or outstanding. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Parent or any agreement or document to which Parent is a party or by which it is bound. Prior to the Reverse Split, 166,533 shares of Parent Common Stock were held in treasury by Parent.

            (b) Prior to the Reverse Split, 8,777,035 shares of Parent Common Stock were subject to issuance pursuant to outstanding options to purchase Parent Common Stock for an aggregate exercise price of $4,499,530.60, 6,358,846 shares of Parent Common Stock were subject to issuance pursuant to outstanding warrants for an aggregate exercise price of $4,835,769.00, and up to 500,000 shares of Parent Common Stock were subject to issuance under Parent's Employee Stock Purchase Plan. Part 3.2(b) of the Parent Disclosure Schedule sets forth the following information with respect to each Parent option and warrant outstanding as of the date of this Agreement: (i) the name of the optionee or warrantholder; (ii) the number of shares of Parent Common Stock subject to such Parent option or warrant; (iii) the exercise price of such Parent option or warrant; (iv) the date on which such Parent option or warrant was granted; (v) the date on which the Parent option or warrant expires; (vi) the Parent option plan pursuant to which such Parent option was granted, and (vii) whether the exercisability of such Parent option or warrant will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of such acceleration. The Parent has delivered or made available to Company an accurate and complete copy of the Parent option plans and each form of stock option agreement evidencing any Parent options and an accurate and complete copy of the form of each Parent warrant. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Part 3.2(b) of the Parent Disclosure Schedule, there are no commitments or agreements of any character to which the Parent is bound obligating the Parent to accelerate the vesting of any Parent Option as a result of the Merger.

            (c) All outstanding shares of Parent Common Stock, all outstanding Parent Options, all outstanding Parent warrants and all outstanding shares of capital stock of each subsidiary of Parent have been issued and granted in compliance with (i) all applicable securities laws and other applicable material Legal Requirements and (ii) all material requirements set forth in applicable agreements or instruments except such noncompliance as would not, individually or in the aggregate, cause the Parent to lose any material benefit or incur any material liability.

            (d) There are no equity securities, partnership interests or similar ownership interests of any class of Parent equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding other than as expressly described herein or in the Parent Disclosure Schedule. Except for securities Parent owns free and clear of all claims and Encumbrances (as defined below), directly or indirectly through one or more subsidiaries, as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Parent, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Part 3.2 of the Parent Disclosure Schedule, there are no subscriptions, options, warrants, equity securities, convertible debt, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or any of its subsidiaries is a party or by which it is bound obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Except as contemplated by this Agreement or as set forth in Part 3.2(d) of the Parent Disclosure Schedule, there are no registration rights, and there is no voting trust, proxy, rights agreement, "poison pill" anti-takeover plan or other agreement or understanding to which Parent is a party or by which it is bound with respect to any equity security of any class of Parent or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

            (e) The authorized capital stock of Merger Sub consists of 100,000 shares of common stock, $0.01 par value per share, all of which, as of the date hereof, are issued and outstanding and are held by Parent. All of the outstanding shares of Merger Sub's common stock have been duly authorized and validly issued, and are fully paid and nonassessable. Merger Sub was formed for the purpose of consummating the Merger, has no material assets or liabilities except as necessary for such purpose, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub, except for a subscription agreement pursuant to which all of its authorized capital stock was issued to Parent, is not a party to any agreement other than this Agreement and the other documents contemplated hereby.

            (f) The Parent Common Stock to be issued in the Merger and issuable upon exercise of Parent Warrants, when issued in accordance with the provisions of this Agreement and the Parent Warrants, will be validly issued, fully paid and nonassessable.

            (g) After giving effect to the Reverse Split and accompanying reduction in the authorized capital stock of Parent, the authorized capital stock of Parent will consist of 50,000,000 shares of Parent Common Stock, par value $0.01 per share, of which there will be approximately 5,252,245 shares issued and outstanding immediately after the Reverse Split and 5,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued or outstanding. In addition, immediately after the Reverse Split, 16,653 shares of Parent Common Stock will be held in treasury by Parent; approximately 877,704 shares of Parent Common Stock will be subject to issuance pursuant to outstanding options to purchase Parent Common Stock for an aggregate exercise price of $4,499,530.60 approximately, 635,884 shares of Parent Common Stock will be subject to issuance pursuant to outstanding warrants for an aggregate exercise price of $4,835,769.00, and up to 50,000 shares of Parent Common Stock will be subject to issuance under Parent's Employee Stock Purchase Plan.

      3.3 Authority; Non-Contravention.

            (a) Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to the filing of the Merger Documents pursuant to the DGCL. No approval of any holder of any securities of Parent, including holders of the outstanding shares of Parent Common Stock, is required in connection with the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

            (b) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Parent Charter Documents, (ii) subject to compliance with the requirements set forth in Section 3.3(c) below, conflict with or violate any material law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which any of their respective material properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of; or result in the creation of an Encumbrance on any of the properties or assets of Parent or Merger Sub pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective material properties are bound or affected. Part
3.3 of the Parent Disclosure Schedule list all consents, waivers and approvals under any of Parent's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate were not obtained, would result in a material loss of benefits to Parent or the Surviving Corporation as a result of the Merger.

            (c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or other person is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of any schedules and forms required under Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any rules and regulations promulgated thereunder, (ii) the filing of the Merger Documents with the Secretary of State of the State of Delaware, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Parent or the Surviving Corporation or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

      3.4 SEC Filings; Parent Financial Statements.

            (a) Since January 1, 2002, the Parent has filed all forms, reports and documents required to be filed by the Parent with the Securities and Exchange Commission (the "SEC") and has made available to Company and will continue to make available to the Company such forms, reports and documents in the form filed with the SEC (if and to the extent such forms, reports and documents are not available on EDGAR) until the Closing. All such required forms, reports and documents (including those that the Parent may file subsequent to the date hereof) are referred to herein as the "Parent SEC Reports." As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and
(ii) did not at the time they were filed (or if subsequently amended or superseded by a filing prior to the date of this Agreement, then on the date of such subsequent filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

            (b) Each of the consolidated financial statements (including, in each case, any related ones thereto) contained in the Parent SEC Reports (the "Parent Financials"), was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and fairly presented the consolidated financial position of the Parent and its subsidiaries as at the respective dates thereof and the consolidated results of the Parent's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain all the footnotes required by GAAP for audited statements, and were or are subject to normal and recurring year-end adjustments that the Parent does not expect to be material, individually or in the aggregate. The balance sheet of the Parent contained in the Parent SEC Report as of September 30, 2004 is hereinafter referred to as the "Parent Balance Sheet." Neither the Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Parent and its subsidiaries taken as a whole, except for liabilities (i) reflected on the Parent Balance Sheet, (ii) incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices, or (iii) that are not required to be reflected in the Parent Balance Sheet under GAAP and are described on the Parent Disclosure Schedule.

            (c) The Parent has not been notified by its independent auditors or the staff of the SEC that such auditors or the staff of the SEC, as the case may be, are of the view that any financial statement included in any registration statement filed by Parent under the Securities Act or any periodic or current report filed by Parent under the Exchange Act should be restated, or that the Parent should modify its accounting in future periods in a manner that would be materially adverse to the Parent.

            (d) The Parent is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act" ) that are applicable to the Parent as of the date hereof, and any related rules and regulations promulgated by the SEC, and is diligently making preparations to comply on a timely basis with all other provisions of the Sarbanes-Oxley Act as they become effective and applicable to the Parent.

      3.5 Absence of Certain Changes or Events. Except as disclosed in the Parent Disclosure Schedule, since the date of the Parent Balance Sheet there has not been: (i) any Material Adverse Effect (as defined in Section 10.3)) with respect to the Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Parent's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by the Parent of any of the Parent's capital stock or any other securities of the Parent or its subsidiaries or any grant or issuance of any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of the Parent's or any of its subsidiaries' capital stock, (iv) other than in the ordinary course of business consistent with past practice, any granting by the Parent or any of its subsidiaries of any increase in compensation or fringe benefits to any of their officers or employees, or any payment by the Parent or any of its subsidiaries of any bonus to any of their officers or employees, or any granting by the Parent or any of its subsidiaries of any increase in severance or termination pay or any entry by the Parent or any of its subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Parent of the nature contemplated hereby or any acceleration or release of any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of the Parent's capital stock or any acceleration or release of any right to repurchase shares of the Parent's capital stock upon the termination of employment or services with the Parent,
(v) any material change or alteration in the policy of the Parent relating to the granting of stock options or other equity compensation to its employees and consultants, (vi) entry by the Parent or any of its subsidiaries into, or material modification, amendment or cancellation of, any development services, licensing, distribution, sales, sales services or other similar agreement with respect to any material Parent Intellectual Property Rights (as defined in Section 3.8) other than in the ordinary course of business consistent with past practices, (vii) any warranty claims or claims for refunds by customers of Parent in excess of $35,000, (viii) any acquisition, sale or transfer of any material asset by the

Parent or any of its subsidiaries other than in the ordinary course of business,
(ix) any material change by the Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (x) any material revaluation by the Parent of any of its assets, including writing off notes or accounts receivable other than in the ordinary course of business.

      3.6 Taxes. Except as disclosed in the Parent Disclosure Schedule:

            (a) The Parent and each of its subsidiaries have timely filed all Tax Returns required to be filed by or on behalf of the Parent and each of its subsidiaries; such Tax Returns were accurate and complete in all material respects; and the Parent and each of its subsidiaries have paid all Taxes due and owing (whether or not shown on such Tax Returns).

            (b) The Parent and each of its subsidiaries have withheld and paid all Taxes required to be withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

            (c) Neither the Parent nor any of its subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return.

            (d) Neither the Parent nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

            (e) There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Parent or any of its subsidiaries.

            (f) Neither the Parent or any of its subsidiaries thereof has received from any taxing authority any (i) written notice indicating an intent to open an audit or other review or (ii) notice or deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Parent or any of its subsidiaries.

            (g) No Tax audit or administrative or judicial Tax proceeding is pending with respect to the Parent or any of its subsidiaries.

            (h) The unpaid Taxes of the Parent and its subsidiaries did not, as of the date of the most recent Parent Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such Parent Balance Sheet (rather than in any notes thereto) and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Parent and its subsidiaries in filing their Tax Returns.

            (i) Neither the Parent nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any (i) "excess parachute payment" within the meaning of Code section 280G (or any corresponding provision of state, local of foreign Tax law) or (ii) any amount that will not be fully deductible as a result of Code section 162(m) or 404 (or any corresponding provision of state, local of foreign Tax law).

            (j) Neither the Parent nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

            (k) Neither the Parent nor any of its subsidiaries (A) has been a member of an Affiliated Group (as defined below) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Parent) or (B) has any liability for the Taxes of any person (other than the Parent or any of its subsidiaries) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

            (l) Neither the Parent nor any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date.

            (m) None of the Parent's or its subsidiaries' assets are tax exempt use property within the meaning of section 168(h) of the Code.

            (n) Neither the Parent nor any of its subsidiaries has distributed stock of a corporation, or has had its stock distributed, in a transaction purported or intended to be governed in whole or in part by section 355 or 361 of the Code.

            (o) To the Parent's knowledge, there is no fact or circumstance, and the Parent has no present plan or intention, that would be reasonably likely to prevent the Merger from qualifying as a "reorganization" pursuant to the provisions of section 368 of the Code.

            (p) The Parent has delivered or made available to Company correct and complete copies of all foreign, federal and state income Tax and all state sales and use Tax Returns filed for the Parent and each of its subsidiaries and each of the Parent's and its subsidiaries' predecessor entities, if any, filed since December 31, 2000.

      3.7 Title to Properties.

            (a) Neither the Parent nor any of its subsidiaries owns any interest in real property. Part 3.7 of the Parent Disclosure Schedule list all real property leases to which the Parent is a party and each amendment thereto that is in effect as of the date of this Agreement. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim against the Parent in excess of $10,000.

            (b) The Parent has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except as reflected in the Parent Financials and except for liens for Taxes not yet due and payable and such Encumbrances, if any, which are not material in character, amount or extent. Each of the Parent's subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except as reflected in the Parent Financials and except for liens for Taxes not yet due and payable and such Encumbrances, if any, which are not material in character, amount or extent.

      3.8 Intellectual Property. For purposes of this Agreement, the following terms shall have the definitions set forth below:

      "Parent Intellectual Property Rights" means all intellectual property rights used by the Parent and its subsidiaries in the conduct of their business, including, without limitation: (i) all trademarks, service marks, trade names, Internet domain names, trade dress, and the goodwill associated therewith, and all registrations or applications for registration thereof (collectively, the "Parent Marks"); (ii) all patents, patent applications and continuations (collectively, the "Parent Patents"); (iii) all copyrights, database rights and moral rights in both published works and unpublished works, including all such rights in software, user and training manuals, marketing and promotional materials, internal reports, business plans and any other expressions, mask works, firmware and videos, whether registered or unregistered, and all registrations or applications for registration thereof (collectively, the "Parent Copyrights"); and (iv) trade secret and confidential information, including such rights in inventions (whether or not reduced to practice), know-how, customer lists, technical information, proprietary information, technologies, processes and formulae, software, data, plans, drawings and blue prints, whether tangible or intangible and whether stored, compiled, or memorialized physically, electronically, photographically, or otherwise (collectively, the "Parent Secret Information").

            (a) Part 3.8 of the Parent Disclosure Schedule sets forth a complete and correct list of each of the following which is owned by the Parent or its subsidiaries: (i) each registered Parent Mark, (ii) each material unregistered Parent Mark, if any; (iii) each Parent Patent and (iv) each registered Parent Copyright. The Parent or one of its subsidiaries: (i) owns all right, title and interest in and to the Parent Intellectual Property Rights, free and clear of all Encumbrances, or (ii) is licensed to use, or otherwise possesses legally valid and enforceable rights to use, the Parent Intellectual Property Rights that it does not so own. The Parent and its subsidiaries have made all necessary filings, recordations and payments to protect and maintain their interests in the Parent Intellectual Property Rights owned by or licensed to the Parent except where the failure to make such filings, recordations or payments would not have a Material Adverse Effect. No person has notified the Parent of any claim against Parent or any of its subsidiaries alleging that any of the products, services or technology used, sold, offered for sale or licensed or proposed for use, sale, offer for sale or license by the Parent or any of its subsidiaries infringes any intellectual property rights of any person.

            (b) Except as disclosed on the Parent Disclosure Schedule,, to the best of the Parent's knowledge, none of the Parent Patents is being infringed and neither the validity nor the enforceability of any of the Parent Patents has been challenged by any person.

            (c) To the best of the Parent's knowledge, none of the Parent Marks is being infringed or diluted; and to the best of the Parent's knowledge, none of the Parent Marks has been opposed or challenged and no proceeding has been commenced or threatened that would seek to prevent the use by the Parent or any of its subsidiaries of any Parent Mark.

            (d) To the best of the Parent's knowledge, none of the Parent Copyrights is being infringed, or its validity challenged or threatened in any way and no proceeding has been commenced or threatened that would seek to prevent the use by the Parent or any of its subsidiaries of the Parent Copyrights.

            (e) The Parent and its subsidiaries have taken reasonable measures to protect the secrecy and confidentiality of the Parent Secret Information, except to the extent that failure to do so would not have a Material Adverse Effect. To the best of the Parent's knowledge, no Parent Secret Information has been used, divulged or appropriated for the benefit of any person (other than the Parent or any of its subsidiaries) or otherwise misappropriated in a manner which would have a Material Adverse Effect.

            (f) No Parent Intellectual Property Right is subject to any outstanding order, proceeding (other than pending proceedings pertaining to applications for patent or trademark or copyright registration) or stipulation that restricts in any manner the licensing thereof by the Parent or any of its subsidiaries.

            (g) To the best of the Parent's knowledge, none of its employees engaged in the development of software or in performing sales and marketing functions on behalf of the Parent is obligated under any contract with any third party which would materially conflict with such employee's rights to develop software or engage in such sales and marketing functions on behalf of the Parent in the manner that he or she is so doing.

            (h) All employees, contractors, agents and consultants of the Parent or any of its subsidiaries who are or were involved in the creation of material Parent Intellectual Property Rights owned by the Parent have executed an assignment of inventions agreement to vest in the Parent or its subsidiary, as appropriate, exclusive ownership of such Parent Intellectual Property Rights, except where the failure to have executed such an agreement will not have a Material Adverse Effect. All employees, contractors, agents and consultants of the Parent or any of its subsidiaries who have or have had access to Parent Secret Information owned by the Parent have executed nondisclosure agreements to protect the confidentiality of such Parent Secret Information, except where the failure to have executed such an agreement will not have a Material Adverse Effect.

            (i) Without limiting the generality of the foregoing, all the software that the Parent or any of its subsidiaries licenses or otherwise makes available to customers, and all Parent Intellectual Property Rights therein, were: (i) developed by employees of the Parent or of a subsidiary of the Parent within the scope of their employment and subject to their obligation to assign inventions and patents therein; or (ii) developed by independent contractors or consultants who assigned all of their right, title and interest in and to that software to the Parent; or

(iii) otherwise acquired or licensed by the Parent from a third party by an agreement or contract that is disclosed in Part 3.8 of the Parent Disclosure Schedule.

            (j) All material contracts, licenses and agreements relating to the Parent Intellectual Property Rights are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of any material contracts, licenses or agreements relating to Parent Intellectual Property Rights. The Parent and each of its subsidiaries are in material compliance with, and have not materially breached any term of any of such contracts, licenses and agreements and, to the knowledge of the Parent and its subsidiaries, all other parties to such contracts, licenses and agreements are in compliance in all material respects with, and have not materially breached any term of, such contracts, licenses and agreements.

      3.9 Compliance with Laws.

            (a) Neither the Parent nor any of its subsidiaries is in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Parent or any of its subsidiaries or by which the Parent or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Parent or any of its subsidiaries is a party or by which the Parent or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that, individually or in the aggregate, would not cause the Parent to lose any material benefit or incur any material liability. No investigation or review by any Governmental Entity is pending or, to the Parent's knowledge, has been threatened in a writing delivered to the Parent against the Parent or any of its subsidiaries, nor, to the Parent's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of the Parent or any of its subsidiaries. There is no agreement, judgment, injunction, order or decree binding upon the Parent or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Parent or any of its subsidiaries, any acquisition of material property by the Parent or any of its subsidiaries or the conduct of business by the Parent and its subsidiaries as currently conducted.

            (b) Except as disclosed on the Parent Disclosure Schedule, the Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities that are material to or required for the operation of the business of the Parent and of its subsidiaries as currently conducted (collectively, the "Parent Permits"). The Parent and its subsidiaries are in compliance, in all material respects, with the terms of the Parent Permits.

      3.10 Litigation. There are no claims, suits, actions or proceedings pending or contemplated by Parent or any of its subsidiaries, or to the knowledge of the Parent, threatened against, relating to or affecting the Parent or any of its subsidiaries, before any Governmental Entity or any arbitrator (a) that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement, (b) which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to be material to the Parent, any of its subsidiaries or the Surviving Corporation following the Merger or, (c) which could have a material adverse effect on the ability of the parties hereto to consummate the Merger. No Governmental Entity has at any time challenged or questioned in a writing delivered to the Parent the legal right of the Parent or any of its subsidiaries to design, offer or sell any of its products or services in the present manner or style thereof or otherwise to conduct its business as currently conducted.

      3.11 Employee Benefit Plans.

            (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 3.11(a)(i) below (which definition shall apply only to this Section 3.11), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                  (i) "Affiliate" for purposes of this Section 3.11 shall mean any other person or entity under common control with the Parent within the meaning of Sections 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

                  (ii) "Parent Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for deferred compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan" within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Parent or any Affiliate for the benefit of any Employee at any time.

                  (iii) "COBRA"- as defined in Section 2.12.

                  (iv) "DOL"- as defined in Section 2.12.

                  (v) "Employee"- as defined in Section 2.12.

                  (vi) "Employee Agreement"- as defined in Section 2.12.

                  (vii) "ERISA"- as defined in Section 2.12.

                  (viii) "FMLA"- as defined in Section 2.12.

                  (ix) "International Parent Employee Plan" shall mean each Parent Employee Plan that has been adopted or maintained by the Parent, whether informally or formally, for the benefit of Employees outside the United States.

                  (x) "IRS"- as defined in Section 2.12.

                  (xi) "Multiemployer Plan"- as defined in Section 2.12.

                  (xii) "PBGC"- as defined in Section 2.12.

                  (xiii) "Parent Pension Plan" shall mean each Parent Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

            (b) Disclosure of Plans. Part 3.11(b) of the Parent Disclosure Schedule contains an accurate and complete list of each Parent Employee Plan and each Employee Agreement. The Parent does not have any plan or commitment to establish any new Parent Employee Plan, to modify any Parent Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Parent Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Parent Employee Plan or Employee Agreement.

            (c) Documents. The Parent has provided Company with access to the following documents: (i) accurate and complete copies of all documents embodying each Parent Employee Plan and each Employee Agreement including all amendments thereto; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Parent Employee Plan or related trust;
(iii) if the Parent Employee Plan is funded, the most recent annual and periodic accounting of Parent Employee Plan assets; (iv) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Parent Employee Plan; (v) all IRS determination, opinion, notification and advisory letters, and rulings relating to Parent Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Parent Employee Plan; (vi) all written agreements and contracts relating to each Parent Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (vii) all written communications material to any Employee or Employees relating to any Parent Employee Plan and any proposed Parent Employee Plans, in each case, relating to any material amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Parent; (viii) the form of COBRA notice used by the Parent; (ix) all registration statements and prospectuses prepared in connection with each Parent Employee Plan; and (x) a list of all employees, officers and consultants of the Parent reflecting each such person's current title and/or job description and compensation.

            (d) Employee Plan Compliance. (i) The Parent has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to, each Parent Employee Plan and/or Employee Agreement, and each Parent Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code; (ii) each Parent Employee Plan intended to qualify under
Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received (A) a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code (or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination) or (B) if such Plan is on a prototype or volume submitter plan document, such prototype or volume submitter document has received a favorable opinion letter, and no event has occurred which would adversely affect the status of such determination letter or opinion letter or the qualified status of such Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Parent Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of the Parent, threatened or reasonably anticipated (other than routine claims for benefits) against any Parent Employee Plan or against the assets of any Parent Employee Plan; (v) each Parent Employee Plan can be amended, terminated or otherwise discontinued either before or after the Effective Time in accordance with its terms, without liability to Parent, the Parent or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of the Parent, threatened by the IRS or DOL with respect to any Parent Employee Plan; (vii) neither the Parent nor any Affiliate is subject to any penalty or tax with respect to any Parent Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code; and (viii) all contributions due from the Parent or any Affiliate with respect to any of the Parent Employee Plans have been made as required under ERISA or have been accrued on the Parent Balance Sheet; (ix) to the Parent's knowledge, all individuals who, pursuant to the terms of any Employee Plan or Employee Agreement, are entitled to participate in any such Employee Plan or Employee Agreement are currently participating in such Employee Plan or Employee Agreement, or have been given the opportunity to do so and have declined; (x) there has been, within the 2004 calendar year, no amendment to (whether or not written) or change in employee participation or coverage under, any Employee Plan or Employee Agreement that would increase materially the expense of maintaining such Employee Plan or Employee Agreement above the level of the expense incurred in respect thereof during the calendar year 2003.

            (e) Parent Pension Plans. The Parent does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Parent Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

            (f) Multiemployer Plans. At no time has the Parent contributed to or been required to contribute to any Multiemployer Plan.

            (g) No Post-Employment Obligations. No Parent Employee Plan provides, or has any liability to provide, severance, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Parent has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by COBRA or other applicable statute.

            (h) COBRA; FMLA. Neither the Parent nor any Affiliate has, prior to the Effective Time, and in any material respect, violated the requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees. The group health plans (as defined in Section 4980B(g) of the Code) that benefit employees of the Parent are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, as amended and the FMLA, and the regulations thereunder.

            (i) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Parent Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

            (j) Employment Matters. The Parent and each of its subsidiaries: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, immigration, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) has properly classified independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable laws; (iv) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and
(v) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or, to the Parent's knowledge, threatened or reasonably anticipated claims or actions against the Parent under any workers compensation policy or long-term disability policy. To the Parent's knowledge, no Employee of the Parent has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee being employed by the Parent and disclosing to the Parent or using trade secrets or proprietary information of any other person or entity. All employees of the Parent are legally permitted to be employed by the Parent in the United States of America in their current jobs. There are no controversies pending or, to the Parent's knowledge threatened, between the Parent and any subsidiary and any of their employees that would be reasonably likely to result in the Parent's incurring material liability. The Parent does not have any employment contracts, Employee Agreements, or consulting agreements currently in effect that are not terminable at will (other than agreements for the sole purpose of providing for the confidentiality of proprietary information or assignment of invention). The Parent will have no liability to any employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement.

            (k) Labor. No work stoppage or labor strike against the Parent is pending, threatened or reasonably anticipated. The Parent does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Parent, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Parent. Neither the Parent nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Parent is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Parent.

            (l) International Parent Employee Plans. Each International Parent Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Parent Employee Plan. Furthermore, no International Parent Employee Plan has unfunded liabilities, that are not fully accrued on the Parent Balance Sheet. Except as required by law, no condition exists that would prevent the Parent from terminating or amending any International Parent Employee Plan at any time for any reason.

      3.12 Environmental Matters.

            (a) Hazardous Material. Except as would not result in material liability to the Parent, no underground storage tanks and no amount of any Hazardous Material are present, as a result of the actions of the Parent or any of its subsidiaries or any affiliate of the Parent, or, to the Parent's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that the Parent or any of its subsidiaries has at any time owned, operated, occupied or leased.

            (b) Hazardous Materials Activities. Except as would not result in a material liability to the Parent (in any individual case or in the aggregate)
(i) neither the Parent nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither the Parent nor any of its subsidiaries has conducted Hazardous Materials Activities in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

            (c) Permits. The Parent and its subsidiaries currently hold all Environmental Permits material to and necessary for the conduct of the Parent's and its subsidiaries' Hazardous Material Activities and other businesses of the Parent and its subsidiaries as such activities and businesses are currently being conducted.

            (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to the Parent's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against the Parent or any of its subsidiaries in a writing delivered to the Parent concerning any Environmental Permit of the Parent, Hazardous Material or any Hazardous Materials Activity of the Parent or any of its subsidiaries. The Parent is not aware of any fact or circumstance which could involve the Parent or any of its subsidiaries in any environmental litigation or impose upon the Parent any material environmental liability.

      3.13 Certain Agreements. Except as otherwise set forth in the applicable lettered subsection of Part 3.13 of the Parent Disclosure Schedule, neither the Parent nor any of its subsidiaries is a party to or is bound by:

            (a) any employment or consulting agreement or commitment with any employee or member of the Parent's Board of Directors, providing any term of service or compensation guarantee or any consulting agreement or any employment agreement that provides severance benefits or other benefits after the consummation of the Merger or after the termination of service of such individual regardless of the reason for such termination of service, except as required by applicable law;

            (b) any agreement or plan, including any stock option plan, stock appreciation right plan, stock purchase plan or stock repurchase agreement, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

            (c) any agreement of indemnification, any guaranty or any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, or otherwise;

            (d) any nondisclosure agreement or any agreement, obligation or commitment containing covenants purporting to limit or which effectively limit the Parent's or any of its subsidiaries' freedom to compete in any line of business or in any geographic area or which would so limit Parent or any of its subsidiaries after the Effective Time or granting any exclusive distribution or other exclusive rights;

            (e) any agreement or commitment currently in force relating to the disposition or acquisition by the Parent or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business, or pursuant to which the Parent has any material ownership or participation interest in any corporation, partnership, joint venture, strategic alliance or other business enterprise other than the Parent's subsidiaries;

            (f) any licensing, distribution, resale or other agreement, contract or commitment with regard to the acquisition, distribution, resale or licensing of any material Intellectual Property other than licenses, distribution, resale agreements, advertising agreements, or other similar agreement entered into in the ordinary course of business consistent with past practice;

            (g) agreement to forgive any indebtedness in excess of $35,000 of any person to the Parent or any subsidiary;

            (h) agreement regarding the lease of real property involving rental obligations in excess of $35,000 per annum, or agreement regarding the purchase of real property;

            (i) loan agreement, promissory note or other evidence of indebtedness for borrowed money;

            (j) agreement pursuant to which the Parent or any subsidiary (A) uses any intellectual property of any third party that is material to the operation of its business (other than off-the-shelf commercial software programs with respect to which no future license or royalty payment will become due), (B) incorporates any third party intellectual property in any of its products; or
(C) has granted to any third party an exclusive license of any Parent Intellectual Property Rights owned by the Parent or any license of its source code (including customary source code escrow arrangements entered into in the ordinary course of business);

            (k) agreement obligating the Parent or any subsidiary to make aggregate payments in excess of $35,000 to any third party during the two-year period ending December 31, 2006 which is not terminable by the Parent without penalty or further liability exceeding $35,000 upon 30 days' notice or less;

            (l) agreement pursuant to which the Parent or any subsidiary (A) reasonably expects to receive aggregate payments in excess of $35,000 during the twelve month period ending December 31, 2005, or (B) reasonably expects to recognize revenue in such aggregate amount during such period;

            (m) agreement or commitment with any affiliate of the Parent;

            (n) any agreement or commitment currently in force providing for capital expenditures by the Parent or its subsidiaries in excess of $35,000; or

            (o) any other agreement or commitment currently in effect that is material to the Parent's or its subsidiaries' business as presently conducted and proposed to be conducted.

      Each agreement that is required to be disclosed in the Parent Disclosure Schedule pursuant to clauses (a) through (o) above or pursuant to Section 3.8 and each agreement that is required to be filed with any Parent SEC Report shall be referred to herein as a "Parent Contract." Each Parent Contract is valid and in full force and effect. Neither the Parent nor any of its subsidiaries, nor to the Parent's knowledge, any other party thereto, is in material breach, violation or default under, and neither the Parent nor any of its subsidiaries has received written notice alleging that it has breached, violated or defaulted under, any of the terms or conditions of any Parent Contract in such a manner as would permit any other party thereto to cancel or terminate any such Parent Contract, seek a refund of amounts paid under any such Parent Contract, make any warranty claim under any such Parent Contract, or would permit any other party to seek material damages or other remedies for any or all such alleged breaches, violations, or defaults.

      3.14 Brokers' and Finders' Fees. Except for fees payable to C.E. Unterberg, Towbin, LLC pursuant to an engagement letter dated November 12, 2004, a copy of which has been provided to Company, the Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      3.15 Insurance. The Parent and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting business or owing assets similar to those of the Parent and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid, and the Parent and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the knowledge of the Parent, there has been no threatened termination of, or material premium increase with respect to, any of such policies except as described on the Parent Disclosure Schedule. Part 3.15 of the Parent Disclosure Schedule sets forth a description of each such policy or bond which provides coverage for the Parent or any of its subsidiaries.

      3.16 Reserved.

      3.17 Accounts Receivable. The receivables shown on the Parent Balance Sheet arose in the ordinary course of business, consistent with past practice, and have been collected or are collectible in the book amounts thereof, less an amount not materially in excess of the allowance for doubtful accounts provided for on the Parent Balance Sheet. Allowances for doubtful accounts and warranty returns are adequate and have been prepared in accordance with GAAP consistently applied and in accordance with the Parent's past practices. The Parent's receivables arising after the date of the Parent Balance Sheet and prior to the Closing Date arose or will arise in the ordinary course of business, consistent with past practice, and have been collected or are collectible in the book amounts thereof, less reasonable allowances for doubtful accounts determined in accordance with the Parent's past practices. To the Parent's knowledge, none of its receivables is subject to any material claim of setoff, recoupment or counter claim and it has no knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No material amount of receivables are contingent upon the performance by the Parent of any obligation or contract other than normal warranty repair and replacement. No person has any Encumbrance on any of such receivables and no agreement for deduction or discount has been made with respect to any of such receivables.

      3.18 Board Approval. The Board of Directors of the Parent has, as of the date of this Agreement, determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of the Parent and its stockholders, and has approved this Agreement.

      3.19 Fairness Opinion. The Parent's Board of Directors has received a written opinion from Boston Meridian LLC, to the effect that, as of December 22, 2004, the Total Merger Consideration Shares and Parent Warrants to be issued pursuant to Section 1.6(a) are fair to the Parent from a financial point of view.

      3.20 Accounting System. The Parent and its subsidiaries have internal control over financial reporting as defined in Rule 13(a) through 15(f) of the Exchange Act, and such internal control over financial reporting is reasonably effective. Since January 1, 2004, there has been no change in the internal control over financial reporting of the Parent and its subsidiaries that has materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of the Parent and its subsidiaries. Without limiting the generality of the foregoing, the Parent and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management's general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management's general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Parent has not been notified by its independent auditor that there is any significant deficiency or material weakness in the Parent's internal control over financial reporting. The Parent has delivered to Company or its advisors complete and accurate copies of any management letter or similar correspondence from any independent auditor since January 1, 2001, of the Parent or any of its subsidiaries.

      3.21 Disclosure. No statements by Parent or Merger Sub contained in this Agreement, the exhibits or schedules hereto or any certificates or other documents pursuant hereto required to be delivered to the Company by Parent and/or Merger Sub pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as of the date thereof or the Closing. There is no fact known to the Parent or Merger Sub which would have a Material Adverse Effect other than as disclosed herein or in the Parent Disclosure Schedule.

                                    ARTICLE 4

                 CONDUCT OF COMPANY PRIOR TO THE EFFECTIVE TIME

      Conduct of Business by the Company. During the period from December 22, 2004 and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and Taxes in the ordinary course of business, consistent with past practice, subject to good faith disputes over such debts or Taxes, pay or perform other material obligations in the ordinary course of business consistent with past practice, and use its commercially reasonable efforts, consistent with past practice to
(i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees, (iii) collect its accounts receivable and any other amounts payable to it when due and otherwise enforce any obligations owed to it by others substantially in accordance with their terms, and (iv) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings. In addition, the Company will promptly notify Parent of any material event involving its business or operations and of the material terms of any contract of a character required to be disclosed by Section 2.14. The Company contemplates the completion of an equity financing (in multiple closings) in advance of the Effective Time of the Merger (the "Pre-Merger Financing"). The Pre-Merger Financing shall generate at least

$3,350,000 in gross proceeds. The Company shall comply with all applicable federal and state securities laws and other applicable Legal Requirements in connection with the issuance of securities in the Pre-Merger Financing. The Company has provided Parent with copies of any agreements to be entered into in connection with the Pre-Merger Financing and any revisions thereof.

      The Company shall at its expense cause the audit of its 2004 year end financial statements to be completed as soon as practicable, by Pricewaterhouse Coopers, LLP, KMPG, or, with Parent's consent (which consent shall not be unreasonably withheld), another national certified public accounting firm.

      In addition, except as permitted by the terms of this Agreement, without the prior written consent of Parent, during the period from December 22, 2004 and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

            (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or repurchase of restricted stock, or reprice options granted to any employee, consultant, director or authorize cash payments in exchange for any options or take any such action with regard to any warrant or other right to acquire the Company's capital stock;

            (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements in effect, or policies existing, as of December 22, 2004 and as previously disclosed in writing to Parent, or adopt any new severance plan;

            (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company Intellectual Property, other than (i) non-exclusive licenses in the ordinary course of business and consistent with past practice, and (ii) as described on the Company Disclosure Schedule;

            (d) Provide any customer a right to receive a refund of fees paid for a period in excess of ninety (90) days other than pursuant to customary intellectual property indemnification provisions;

            (e) Provide any warranty or service guarantee greater than that described on the Company Disclosure Schedule;

            (f) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

            (g) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or its subsidiaries;

            (h) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of (i) shares of Company common stock pursuant to the exercise of Company Options, (ii) options granted to new hires in amounts and upon terms consistent with Company's prior practices, which prior practices shall be as described on the Company Disclosure Schedule, and (iii) shares of any security of the Company issued in connection with the Pre-Merger Financing;

            (i) Cause, permit or propose any amendments to the Company Charter Documents or to the charter documents of any subsidiary, other than to adopt the Company Certificate in substantially the form attached hereto as Exhibit D or in such other form as may be approved by Parent, which approval shall not be unreasonably withheld;

            (j) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company or enter into any material joint ventures, strategic relationships or alliances or make any material loan or advance to, or investment in, any person, except for advances of routine business or travel expenses to employees, officers or directors in the ordinary course of business, consistent with past practice;

            (k) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of the Company;

            (l) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

            (m) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than an amendment to the Company's Option Plans in connection with the Pre-Merger Financing to the effect described in the Company Disclosure Schedule and offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

            (n) Make any capital expenditures outside of the ordinary course of business in excess of $35,000 in the aggregate;

            (o) Modify, amend or terminate any Company Contract or other material contract or agreement to which the Company or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder; provided, that (i) (A) the renewal in the ordinary course of business of any software maintenance agreement that was in force on December 22, 2004, which renewal is on terms substantially as favorable to the Company as those of the agreement currently in force, and (B) amendments of agreements with customers described on the Company Disclosure Schedule, shall not be deemed to constitute a modification or amendment prohibited by this clause (o); and (ii) the consent of Parent to any such modification, amendment or termination shall not unreasonably be withheld or delayed; and (iii) failure of Parent to notify the Company in writing (which notice may be made via electronic communication, including email) within three business days of receipt from the Company of a written request for consent (which request may be made via electronic communication, including email), specifying in reasonable detail the proposed terms of any such modification, amendment, or termination that Parent's consent is withheld, shall constitute consent to such modification, amendment or termination for purposes of this clause (o);

            (p) Enter into any development services, licensing, distribution, sales, sales representation or other similar agreement or obligation with respect to any material Intellectual Property or enter into any contract of a character required to be disclosed by Section 2.14 other than such agreements entered into in the ordinary course of business consistent with past practices;

            (q) Materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

            (r) Discharge, settle or satisfy any disputed claim, litigation, arbitration, disputed liability or other controversy (absolute, accrued, asserted or unasserted, contingent or otherwise), including any liability for Taxes, other than the discharge or satisfaction in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in the Company Balance Sheet or incurred since September 30, 2004 in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Company or any of its subsidiaries is a party; provided, however, that the discharge or settlement of any disputed claim, liability or other controversy in the amount of less than $10,000 shall not be deemed to be prohibited by the foregoing; provided further, that any settlement or other payments described on the Company Disclosure Schedule shall be excluded herefrom;

            (s) Take any action that would be reasonably likely to interfere with the treatment of the Merger as a "reorganization" within the meaning of
Section 368 of the Code;

            (t) Engage in any action with the intent to directly or indirectly adversely affect any of the transactions contemplated by this Agreement, including with respect to any "poison pill" or similar plan, agreement or arrangement, or any anti-takeover, control share acquisition, fair price, moratorium or other similar statute; or

            (u) Agree in writing or otherwise to take any of the actions described in (a) through (t) above.

                                    ARTICLE 5

                  CONDUCT OF PARENT PRIOR TO THE EFFECTIVE TIME

      Conduct of Business by the Parent. During the period from December 22, 2004 and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Parent and each of its subsidiaries shall, except to the extent that Company shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and Taxes in the ordinary course of business, consistent with past practice, subject to good faith disputes over such debts or Taxes, pay or perform other material obligations in the ordinary course of business consistent with past practice, and use its commercially reasonable efforts, consistent with past practice to
(i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees, (iii) collect its accounts receivable and any other amounts payable to it when due and otherwise enforce any obligations owed to it by others substantially in accordance with their terms, and (iv) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings. In addition, the Parent will promptly notify Company of any material event involving its business or operations and of the material terms of any contract of a character required to be disclosed by Section 3.13.

      In addition, except as permitted by the terms of this Agreement, without the prior written consent of Company, during the period from December 22, 2004 and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Parent shall not do any of the following and shall not permit its subsidiaries to do any of the following:

            (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or repurchase of restricted stock, or reprice options granted to any employee, consultant, director or authorize cash payments in exchange for any options or take any such action with regard to any warrant or other right to acquire the Parent's capital stock;

            (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements in effect, or policies existing, as of December 22, 2004 and as previously disclosed in writing to Company, or adopt any new severance plan;

            (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Parent Intellectual Property, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

            (d) Providing any customer a right to receive a refund of fees paid for a period in excess of ninety (90) days other than pursuant to customary intellectual property indemnification provisions;

            (e) Provide any warranty or service guarantee greater than that described in the Parent Disclosure Schedule;

            (f) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock other than in connection with the Reverse Split;

            (g) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Parent or its subsidiaries other than fractional shares resulting from the Reverse Split;

            (h) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of (i) shares of Parent Common Stock pursuant to the exercise of Parent options, and (ii) options granted to new hires in amounts and upon terms consistent with Parent's prior practices, which prior practices shall be as described on the Parent Disclosure Schedule;

            (i) Cause, permit or propose any amendments to the Parent Charter Documents or to the charter documents of any subsidiary;

            (j) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Parent or enter into any material joint ventures, strategic relationships or alliances or make any material loan or advance to, or investment in, any person, except for advances of routine business or travel expenses to employees, officers or directors in the ordinary course of business, consistent with past practice;

            (k) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of the Parent other than the sale of Parent's stock in Art Technology Group (ARTG);

            (l) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Parent, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

            (m) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

            (n) Make any capital expenditures outside of the ordinary course of business in excess of $35,000 in the aggregate;

            (o) Modify, amend or terminate any Parent Contract or other material contract or agreement to which the Company or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder; provided, that (i) the renewal in the ordinary course of business of any software maintenance agreement that was in force on December 22, 2004, which renewal is on terms substantially as favorable to the Parent as those of the agreement currently in force, shall not be deemed to constitute a modification or amendment prohibited by this clause (o); and (ii) the consent of Company to any such modification, amendment or termination shall not unreasonably be withheld or delayed; and (iii) failure of Company to notify the Parent in writing (which notice may be made via electronic communication, including email) within three business days of receipt from the Parent of a written request for consent (which request may be made via electronic communication, including email), specifying in reasonable detail the proposed terms of any such modification, amendment, or termination that Company's consent is withheld, shall constitute consent to such modification, amendment or termination for purposes of this clause (o);

            (p) Enter into any development services, licensing, distribution, sales, sales representation or other similar agreement or obligation with respect to any material Intellectual Property or enter into any contract of a character required to be disclosed by Section 3.13 other than such agreements entered into in the ordinary course of business consistent with past practices;

            (q) Materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

            (r) Discharge, settle or satisfy any disputed claim, litigation, arbitration, disputed liability or other controversy (absolute, accrued, asserted or unasserted, contingent or otherwise), including any liability for Taxes, other than the discharge or satisfaction in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in the Parent Balance Sheet or incurred since September 30, 2004 in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Parent or any of its subsidiaries is a party; provided, however , that the discharge or settlement of any disputed claim, liability or other controversy in the amount of less than $10,000 shall not be deemed to be prohibited by the foregoing;

            (s) Take any action that would be reasonably likely to interfere with the treatment of the Merger as a "reorganization" within the meaning of
Section 368 of the Code;

            (t) Engage in any action with the intent to directly or indirectly adversely affect any of the transactions contemplated by this Agreement, including with respect to any "poison pill" or similar plan, agreement or arrangement, or any anti-takeover, control share acquisition, fair price, moratorium or other similar statute; or

            (u) Agree in writing or otherwise to take any of the actions described in (a) through (t) above.

                                    ARTICLE 6

                              ADDITIONAL AGREEMENTS

      6.1 Antitrust and Other Filings.

            (a) As promptly as practicable after the execution of this Agreement but in no event later than 10 days thereafter, the Company will prepare and file with the SEC any schedules and forms required under Section 13(d) of the Exchange Act and any rules and regulations promulgated thereunder.

            (b) As promptly as practicable after the execution of this Agreement, each of the Company and Parent will prepare and file any pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties (the "Antitrust Filings") and (ii) any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). The Company and Parent each shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this Section 6.1.

            (c) Each of the Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to any Antitrust Filings or Other Filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Merger or any Antitrust Filing or Other Filing. Each of the Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.1 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to any Antitrust Filing or Other Filing, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, such amendment or supplement.

      6.2 Company Stockholder Approval.

            (a) Subject to Section 6.2(c), the Company will use its commercially reasonable efforts to solicit from its stockholders consents in favor of the adoption and approval of this Agreement and the approval of the Merger, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the DGCL and any other applicable law to obtain such approvals on or before February 4, 2005. The Company's obligation to so solicit its stockholders in accordance with this Section 6.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or Superior Offer (each as defined below), or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of the Company with respect to this Agreement or the Merger, and such solicitation shall occur prior to the solicitation of approval of any Acquisition Proposal or Superior Offer.

            (b) Subject to Section 6.2(c), (i) the Board of Directors of the Company shall recommend that the Company's stockholders provide the Company Stockholder Approval, and (ii) neither the Board of Directors of Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Directors of the Company that the Company's stockholders vote in favor of or consent to and adopt and approve this Agreement and the Merger.

            (c) Nothing in this Agreement shall prevent the Board of Directors of the Company from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger if (i) a Superior Offer (as defined below) is made to the Company and is not withdrawn, (ii) the Company shall have provided written notice to Parent (a "Notice of Superior Offer") advising Parent that the Company has received a Superior Offer, specifying all of the material terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer, (iii) Parent shall not, within five (5) business days of Parent's receipt of the Notice of Superior Offer, have made an offer that the Company's Board of Directors by a majority vote determines in its reasonable judgment (based on the written advice of SVB Alliant or another financial advisor of national standing) to be at least as favorable to the Company's stockholders as such Superior Offer (it being agreed that the Board of Directors of the Company shall promptly following the receipt of any such order convene a meeting at which it will consider such offer in good faith), (iv) the Board of Directors of the Company reasonably concludes, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable law and (v) the Company shall not have violated any of the restrictions set forth in Section 6.4 or Section 6.2(a). The Company shall provide Parent with at least three business days prior notice (or such lesser prior notice as provided to the members of the Company's Board of Directors but in no event less than twenty-four hours) of any meeting of the Company's Board of Directors at which the Company's Board of Directors is reasonably expected to consider any Acquisition Proposal (as defined in Section 6.4) to determine whether such Acquisition Proposal is a Superior Offer. Nothing contained in this Section 6.2(c) shall limit the Company's obligation to solicit its stockholders for the Company

Stockholder Approval (regardless of whether the recommendation of the Board of Directors of the Company shall have been withdrawn, amended or modified).

      For purposes of this Agreement, "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger or consolidation involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction or (ii) the acquisition by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder), directly or indirectly, of ownership of 100% of the then outstanding shares of capital stock of the Company, on terms that the Board of Directors of the Company determines, in its reasonable judgment (based on the written advice of SVB Alliant or another financial advisor of national standing) to be more favorable to the Company stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" unless any financing required to consummate the transaction contemplated by such offer is committed.

            (d) Nothing in this Agreement shall prevent the Board of Directors of Parent from withholding, withdrawing, amending or modifying its approval of the Merger if (i) a Parent Superior Offer (as defined below) is made to Parent and is not withdrawn, (ii) Parent shall have provided written notice to Company (a "Notice of Parent Superior Offer") advising Company that Parent has received a Parent Superior Offer, specifying all of the material terms and conditions of such Parent Superior Offer and identifying the person or entity making such Parent Superior Offer, (iii) Company shall not, within five (5) business days of Company's receipt of the Notice of Parent Superior Offer, have made an offer that Parent's Board of Directors by a majority vote determines in its reasonable judgment (based on the written advice of C.E. Unterberg, Towbin, LLC or another financial advisor of national standing) to be at least as favorable to Parent's stockholders as such Parent Superior Offer (it being agreed that the Board of Directors of Parent shall promptly following the receipt of any such order convene a meeting at which it will consider such offer in good faith), (iv) the Board of Directors of Parent reasonably concludes, after consultation with its outside counsel, that, in light of such Parent Superior Offer, the withholding, withdrawal, amendment or modification of such approval is required in order for the Board of Directors of Parent to comply with its fiduciary obligations to Parent's stockholders under applicable law and (v) Parent shall not have violated any of the restrictions set forth in Section 6.4. Parent shall provide Company with at least three business days prior notice (or such lesser prior notice as provided to the members of Parent's Board of Directors but in no event less than twenty-four hours) of any meeting of Parent's Board of Directors at which Parent's Board of Directors is reasonably expected to consider any Acquisition Proposal (as defined in Section 6.4) to determine whether such Acquisition Proposal is a Parent Superior Offer.

      For purposes of this Agreement, "Parent Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger or consolidation involving Parent pursuant to which the stockholders of Parent immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction or (ii) the acquisition by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving the Company), directly or indirectly, of ownership of 100% of the then outstanding shares of capital stock of Parent, on terms that the Board of Directors of Parent determines, in its reasonable judgment (based on the written advice of C.E. Unterberg, Towbin, LLC or another financial advisor of national standing) to be more favorable to Parent stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Parent Superior Offer" unless any financing required to consummate the transaction contemplated by such offer is committed

      6.3 Confidentiality; Access to Information.

            (a) The parties acknowledge that the Company and Parent have previously executed that certain Non-Disclosure Agreement, dated as of March 23, 2004 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

            (b) Access to Information. Parent, on the one hand, and the Company, on the other, will afford the other party and the other party's accountants, counsel and other representatives reasonable access to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel, as the other party may reasonably request. No information or knowledge obtained by a party in any investigation pursuant to this Section 6.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

      6.4 No Solicitation.

            (a) From and after December 22, 2004 until the Effective Time or termination of this Agreement pursuant its terms, the Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except to refer them to the provisions of this Section 6.4(a), (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal; provided, however, that prior to the approval of this Agreement and the Merger at the Company Stockholders' Meeting, this Section 6.4(a) shall not prohibit the Company from furnishing nonpublic information regarding the Company and its subsidiaries to, or entering into discussions with, any person or group who has submitted (and not withdrawn) to the Company an unsolicited, written, bona fide Acquisition Proposal that the Board of Directors of the Company reasonably concludes (based on the written advice of SVB Alliant or another financial advisor of national standing) constitutes, or is likely to lead to, a Superior Offer; provided that (1) neither the Company nor any representative of the Company and its subsidiaries shall have violated any of the restrictions set forth in this Section 6.4, (2) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into any such discussions with, such person or group, the Company gives Parent written notice of the identity of such person or group and all of the material terms and conditions of such Acquisition Proposal and of the Company's intention to furnish nonpublic information to, or enter into discussions with, such person or group, and the Company receives from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to the Company's confidential information as the Confidentiality Agreement, (4) the Company gives Parent at least three business days advance notice of its intent to furnish such nonpublic information or enter into such discussions, and
(5) contemporaneously with furnishing any such nonpublic information to such person or group, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). The Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 6.4 by the Company.

            (b) From and after December 22, 2004 until the Effective Time or termination of this Agreement pursuant to its terms, Parent and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly,
(i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except to refer them to the provisions of this Section 6.4(b), (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal; provided, however, that prior to the approval of this Agreement and the Merger at the Parent Stockholders' Meeting, this Section 6.4(b) shall not prohibit Parent from furnishing nonpublic information regarding Parent and its subsidiaries to, or entering into discussions with, any person or group who has submitted (and not withdrawn) to Parent an unsolicited, written, bona fide Acquisition Proposal that the Board of Directors of Parent reasonably concludes (based on the written advice of C.E. Unterberg, Towbin, LLC or another financial advisor of national standing) constitutes, or is likely to lead to, a Parent Superior Offer; provided that (1) neither Parent nor any representative of Parent and its subsidiaries shall have violated any of the restrictions set forth in this

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Section 6.4, (2) the Board of Directors of Parent concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of Parent to comply with its fiduciary obligations to Parent's stockholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into any such discussions with, such person or group, Parent gives Company written notice of the identity of such person or group and all of the material terms and conditions of such Acquisition Proposal and of the Parent's intention to furnish nonpublic information to, or enter into discussions with, such person or group, and Parent receives from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to Parent's confidential information as the Confidentiality Agreement, (4) Parent gives Company at least three business days advance notice of its intent to furnish such nonpublic information or enter into such discussions, and (5) contemporaneously with furnishing any such nonpublic information to such person or group, Parent furnishes such nonpublic information to Company (to the extent such nonpublic information has not been previously furnished by Parent to Company). Parent and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of Parent or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Parent or any of its subsidiaries shall be deemed to be a breach of this Section 6.4 by Parent.

            (c) For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent to Company) relating to, or involving: (A) any acquisition or purchase by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 50% beneficial ownership interest in the total outstanding voting securities of Company, Parent or their subsidiaries (as the case may be); (B) any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning more than 50% of the total outstanding voting securities of the Company, Parent or any of its subsidiaries; (C) any merger, consolidation, business combination or similar transaction involving the Company or Parent pursuant to which the stockholders of such entity immediately preceding such transaction hold less than a majority of the equity interests in the surviving or resulting entity of such transaction; (D) any sale, lease, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of any material assets of the Company or Parent; or (E) any liquidation or dissolution of the Company or Parent.

            (d) In addition to the obligations of the parties set forth in paragraphs (a) and (b) of this Section 6.4, each party as promptly as practicable, and in any event within 24 hours of its receipt, shall advise the other party orally and in writing of an Acquisition Proposal or any request for nonpublic information or other inquiry which such party reasonably believes could lead to an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry. Each party will keep the other party informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry.

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      6.5 Public Disclosure. Parent and the Company will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation.

      6.6 Reasonable Efforts; Notification.

            (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using all commercially reasonable efforts to accomplish the following: (i) causing the conditions precedent set forth in Article 6 to be satisfied, (ii) obtaining all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities) and taking all steps that may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) obtaining all necessary consents, approvals or waivers from third parties, (iv) defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or any of its affiliates or the Company or any of its subsidiaries or the holding separate of the shares of Company Capital Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any limitation on the ability of Parent or any of its subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Capital Stock (or shares of stock of the Surviving Corporation).

            (b) Each of the Company and Parent will give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Entity in connection with the Merger, (iii) any litigation relating to, involving or otherwise affecting the Company, Parent or their respective subsidiaries that relates to the consummation of the Merger. The Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties,

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covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Parent shall give prompt notice to the Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

            (c) The Company shall give prompt notice to Parent of receipt by the Company of any demand for appraisal rights pursuant to Section 262 of the DGCL and any other applicable law.

      6.7 Third Party Consents. As soon as practicable following the date hereof, Parent and the Company will each use all commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

      6.8 Stock Options; Warrants; Stock Pool Increase; New Grants.

            (a) Parent shall authorize the grant of options to purchase up to 585,642 (post-Reverse Split) shares of Parent Common Stock to the individuals listed on Schedule 6.8(e) and other Company employees who will be employed by Parent after the closing. Any such options will be granted at the fair market value of such stock. The options will be granted in the discretion of the compensation committee of the Board of Directors of Parent after receipt of a proposal by the CEO.

            (b) It is intended that the new options granted by Parent shall qualify as incentive stock options as defined in Section 422 of the Code to the extent permissible by law, based on the number of options to be granted and their exercise prices and vesting terms.

            (c) Parent shall not assume any Company warrants that may be outstanding at the Effective Time, which warrants shall be governed by their terms.

            (d) At the Effective Time, the Board of Directors of Parent shall have duly authorized and adopted an increase of Parent Common Stock to be reserved under Parent's option and stock plans such that the number of shares reserved thereunder would in the aggregate represent 20% of Parent's capital stock on a fully diluted basis (the "Stock Pool Increase"). No later than the next annual stockholders' meeting following the Effective Time, the Board of Directors of Parent shall submit the Stock Pool Increase to its stockholders for approval (subject to the Additional Voting Agreement as defined and set forth in Section 6.19 below), and at such time Parent shall have taken all such corporate actions necessary to cause the due authorization, adoption and effectuation of the Stock Pool Increase.

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            (e) At the Effective Time and as a part of the options to be granted under Section 6.8(a), Parent shall grant to certain of the Company's employees who shall become employees of the Surviving Corporation options for the purchase of that number of shares of Parent Common Stock set forth opposite such employee's name as set forth on Schedule 6.8(e) attached hereto, subject only to stockholder approval required for the Stock Pool Increase should the number of shares of Parent Common Stock then reserved under Parent's stock option plan be insufficient for such additional grants.

      6.9 Form S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock subject of the Stock Pool Increase promptly, but in no event later than five business days, following the approval by its stockholders of the Stock Pool Increase and shall maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

      6.10 Indemnification. From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers as of the Effective Time (the "Indemnified Parties") and any indemnification provisions under Company's Certificate of Incorporation or Bylaws as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of three years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by law. This Section 6.10 shall survive the consummation of the Merger, is intended to benefit the Surviving Corporation and each Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Indemnified Parties. For a period of six years after the Effective Time, Parent will cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms (including coverage) not substantially less advantageous than those applicable to the directors and officers of the Company on December 22, 2004; provided, however, that in no event will Parent or the Surviving Corporation be required to expend an annual premium for such coverage in excess of the annual premium currently paid by the Company.

      6.11 Takeover Statutes. If any anti-takeover, control share acquisition, fair price, moratorium or other similar statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and Company and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions.

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      6.12 Certain Employee Benefits. As soon as practicable after the execution of this Agreement, the Company and Parent shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements (and terminate the Company Employee Plans immediately prior to the Effective Time if appropriate). Parent shall, to the extent permitted by any employee benefit plan or program sponsored or maintained by Parent or any affiliate thereof (including, without limitation, the Company after the Effective Time), give Employees credit for their service with the Company both prior to and after the Effective Time for purposes of determining eligibility to participate in and vesting or accrual in such plan or program.

      6.13 Restrictive Legend. Parent will give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received pursuant to the Merger, and there will be placed on the certificates representing such Parent Common Stock, or any substitutions therefor, a legend stating in substance:

      THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

      Any other legend required by the laws of any jurisdiction in which the Parent Common Stock is issued pursuant to the Merger.

      6.14 Section 16 Exemption. The Board of Directors of Parent shall take all necessary actions to exempt all Affiliates of the Company from Section 16 of the Exchange Act in connection with the issuance of Parent Common Stock in the Merger pursuant to the terms and conditions set forth herein.

      6.15 Reserved.

      6.16 Officers and Board of Directors: Corporate Headquarters. At the Effective Time, Parent shall cause to be taken all actions necessary to elect Bruce Armstrong, Chief Executive Officer, Mark Angel, Chief Technology Officer, and appoint Kent Heyman, non-executive Chairman of the Board. The Board of Directors of Parent shall consist of three (3) members selected by Parent, one
(1) of whom shall be Kent Heyman (together, the "Parent Directors"), three (3) members selected by Company, who shall be Bruce Armstrong , David Schwab and Tom Shanahan (together, the "Company Directors"), and one (1) member selected mutually by Parent and the Company who shall not otherwise be affiliated with either Parent or the Company. Parent shall select the unaffiliated Director subject to Company's approval; provided if such Director shall not have been identified by the Effective Time then such Director shall be selected thereafter by the majority of such newly constituted Board of Directors of Parent. The Parent Directors and Company Directors shall be evenly distributed among the three classes of directors of Parent's Board of Directors as provided in its Bylaws and Certificate of

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Incorporation in effect on the date hereof, and all non-employee members shall from and after the Effective Time be entitled to receive the same compensation and participate in the same compensation plans. To the extent Parent maintains any committees of its Board of Directors, at least one Company Director shall be appointed thereto. At the Effective Time, the Board of Directors and the officers of the Surviving Corporation shall be as follows: Board of Directors - Kent Heyman, Bruce Armstrong and a third director to be designated by Parent; Chief Executive Officer - Bruce Armstrong, Chief Operating Officer - Scott Schwartzman and Chief Technology Officer - Mark Angel. After the Effective Time, the corporate headquarters of Parent and the Surviving Corporation shall be located in Cupertino, California.

      6.17 Cash at Closing. At the Closing, Parent shall have at least $9,500,000 in cash (the "Parent Cash Minimum"). At the Closing, the Company shall have at least $2,500,000 in cash (the "Company Cash Minimum"). To the extent that Parent has less than the Parent Cash Minimum at the Closing, any such shortfall (the "Parent Cash Shortfall") shall increase the Total Merger Consideration Shares under Section 1.6(a)(i) as provided therein. To the extent that the Company has less than the Company Cash Minimum at Closing, any such shortfall shall decrease the Total Merger Consideration Shares under Section 1.6(a)(i) as provided therein. For the avoidance of doubt, there shall be no consequences of failing to meet the Parent Cash Minimum or Company Cash Minimum other than as specifically provided herein.

      6.18 Transaction Fees. Parent and the Company shall each have Transaction Fees (as defined herein) equal to or less than $800,000. To the extent Parent has Transaction Fees in excess thereof, any such excess shall offset any amounts owed by the Company Stockholders to Parent under Article 8 as provided therein. To the extent the Company has Transaction Fees in excess thereof, any such excess shall increase any amounts owed by the Company Stockholders to Parent under Article 8 as provided therein. For the purpose of Section 6.18 and Article 8, "Transaction Fees" shall mean only legal fees, investment banker fees and accounting fees incurred in connection with the Merger. For the avoidance of doubt, there shall be no consequences of having Transaction Fees in excess of $800,000 other than as specifically provided herein.

      6.19 Additional Voting Agreement. The parties shall use its commercially reasonable efforts in good faith to receive from its respective directors and stockholders holding at least five percent (5%) of its stock (in the case of the Company, its stockholders receiving five percent (5%) or more of the Total Merger Consideration Shares), a voting agreement, in a form reasonably acceptable to the other party in substantially the form attached hereto as Exhibit F (the "Additional Voting Agreement"), to vote in favor of or consent to
(i) the Stock Pool Increase at the next annual stockholders' meeting after the Effective Time, (ii) such other party's designees to the Board of Directors of Parent for the longer of the one year anniversary of the Effective Time or the second annual shareholders' meeting after the Closing, and (iii) a change of Parent's name at the next annual stockholders' meeting after the Effective Time.

      6.20 Next Annual Stockholders' Meeting. For the avoidance of doubt, Parent and the Board of Directors of Parent shall take all action necessary in accordance with DGCL and its Certificate of Incorporation and Bylaws to convene the annual stockholders' meeting to be held as promptly as practicable after the Effective Time, in no event later than July 31, 2005, to

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among other things, approve the (i) Stock Pool Increase, (ii) elect the members of the Board of Directors of Parent subject to election at such meeting (including those individuals referred to in Section 6.16 above whose term of office will expire at such 2005 annual stockholders' meeting) and (iii) change Parent's name.

      6.21 Dissenters. The Company covenants that the exercise of dissenters' or appraisal rights by Company stockholders with respect to the Merger shall not result in liability (including costs incurred in the process and payment obligations to Company stockholders exercising such rights) to Parent and/or Company in excess of $1,000,000.

                                    ARTICLE 7

                            CONDITIONS TO THE MERGER

      7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

            (a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

            (b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

            (c) No Restraints. There shall not be instituted or pending any action or proceeding by any Governmental Entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Parent or any of its subsidiaries of all or any portion of the business of the Company or any of its subsidiaries or of Parent or any of its subsidiaries or to compel Parent or any of its subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company or any of its subsidiaries or of Parent or any of its subsidiaries, (ii) seeking to impose or confirm limitations on the ability of Parent or any of its subsidiaries effectively to exercise full rights of ownership of the shares of Company Capital Stock (or shares of stock of the Surviving Corporation) including the right to vote or consent to any such shares on any matters properly presented to stockholders or (iii) seeking to require divestiture by Parent or any of its subsidiaries of any such shares.

            (d) Federal and State Securities and Blue Sky Laws. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Parent Common Stock and Parent Warrants pursuant to this Agreement shall be obtained and effective as of the Closing.

            (e) Tax Opinions. The Company shall have received an opinion of Orrick, Herrington & Sutcliffe LLP, dated as of the Closing Date, in form and substance reasonably

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satisfactory to it, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, that the Merger should constitute a reorganization within the meaning of section 368(a) of the Code. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinion.

      7.2 Additional Conditions to Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

            (a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except, (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Parent or Merger Sub as of the Closing Date; provided, however, such Material Adverse Effect qualification shall be inapplicable with respect to the representations and warranties contained in Sections 3.2, 3.3, 3.18 and 3.19 (which representations shall be true and correct at the applicable times in all material respects), and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded). Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent. In the event that Parent shall have given any notice required by Section 6.6 that any representation or warranty by Parent in this Agreement is or has become untrue or inaccurate, such certification shall make specific reference to such notice and shall state concisely the basis of Parent's judgment that the matter or matters identified in any such notice do not individually, or in the aggregate, constitute a Material Adverse Effect on Parent or Merger Sub as of the Closing Date.

            (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

            (c) Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement and be continuing.

            (d) Employment Agreements. Parent shall have assumed those employment agreements and other contracts of employment specified on Schedule 7.2(d), and all obligations pursuant thereto of the Company in effect as of the date hereof, or otherwise have entered into new agreements with the parties thereto with terms and conditions at least as favorable as those contained in such prior agreements and contracts and that are acceptable to such employees.

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            (e) Opinion of Parent Counsel. The Company shall have received an opinion dated the Closing of Ellis, Funk, Goldberg, Labovitz & Dokson, P.C., in substantially the form attached hereto as Exhibit G, regarding the Merger including but not limited to (i) no approval of this Agreement and the Merger being required by Parent stockholders under Parent's charter documents and all applicable law, and (ii) the Reverse Split having been duly and properly effected pursuant to Parent's charter documents and all applicable law.

            (f) Bylaw Amendment. Parent shall have duly amended its bylaws in substantially the form attached hereto as Exhibit H.

            (g) Registration Rights Agreement. Parent and recipients of Parent Common Stock pursuant to the Merger (the "Holders") shall have executed and delivered that certain Registration Rights Agreement, in substantially the form attached hereto as Exhibit I (the "Rights Agreement"), which shall provide among other things, that commencing twelve (12) months after the Closing Parent shall provide the Holders for a period of five (5) years after the Effective Time with a right to (i) two (2) demand registrations, (ii) up to one registration per year on Form S-3 or equivalent form (with an agreed minimum to be registered under each registration statement), (iii) unlimited piggyback registrations, which shall be senior to all future registration rights provided by Parent, in each case in respect of any shares of Parent Common Stock received pursuant to the Merger, with such other customary terms and conditions, which rights shall terminate at such time as the Holders may sell all such shares under Rule 144 or other exemption under the Securities Act. The Rights Agreement shall provide that Parent shall use its best efforts to comply with the foregoing and pay for all expenses associated with such registrations (other than underwriting discounts and commissions), including but not limited to one special counsel that may be appointed for the Holders for the first four such registrations. The Rights Agreement shall also provide other customary indemnification rights for failure to comply with the terms and conditions therein.

            (h) Additional Voting Agreement. Parent and certain stockholders of Parent and the Company as provided in Section 6.19 above, shall have executed and delivered the Additional Voting Agreement.

            (i) Reverse Stock Split. Parent shall have duly and properly effected the Reverse Split pursuant to its charter documents and all applicable law.

      7.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

            (a) Representations and Warranties. Each representation and warranty of the Company contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on the Company as of the Closing Date;

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provided, however, such Material Adverse Effect qualification shall be inapplicable with respect to the representations and warranties contained in Sections 2.2, 2.3, 2.4, 2.19, 2.20 and 2.22 (which representations shall be true and correct at the applicable times in all material respects), and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company. In the event that the Company shall have given any notice required by Section 6.6 that any representation or warranty by the Company in this Agreement is or has become untrue or inaccurate, such certification shall make specific reference to such notice and shall state concisely the basis of the Company's judgment that the matter or matters identified in any such notice do not individually, or in the aggregate, constitute a Material Adverse Effect on the Company as of the Closing Date.

            (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company.

            (c) Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement and be continuing.

            (d) Consents. (i) All required approvals or consents of any Governmental Entity or other person in connection with the Merger, including, without limitation, that of each person and entity identified on Part 7.3(d) of the Parent Disclosure Schedule, and the consummation of the other transactions contemplated hereby shall have been obtained (and all relevant statutory, regulatory or other governmental waiting periods, shall have expired) unless the failure to receive any such approval or consent would not be reasonably likely, directly or indirectly, to result in a Material Adverse Effect on Parent, the Company or the Surviving Corporation, considered as separate entities, and (ii) all such approvals and consents which have been obtained shall be on terms that are not reasonably likely, directly or indirectly, to result in a Material Adverse Effect on Parent, the Company or the Surviving Corporation, considered as separate entities.

            (e) Opinion of Company Counsel. The Parent shall have received an opinion of Orrick, Herrington & Sutcliffe LLP, dated the Closing, regarding the Merger in substantially the form attached hereto as Exhibit J, and an opinion of Orrick, Herrington & Sutcliffe LLP or evidence reasonably satisfactory to Parent's counsel regarding the Pre-Merger Financing.

            (f) Reserved.

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

            (g) Lock-up Agreements. Parent shall have received from each stockholder of the Company receiving five percent (5%) or more of the Total Merger Consideration Shares, a lock-up agreement in substantially the form attached hereto as Exhibit K, restricting any and all sales or other transfers of Parent Common Stock including to such stockholder's affiliates not longer than twelve (12) months after the Effective Time, other than by court order, will or pursuant to applicable laws of descent and distribution.

            (h) Pre-Merger Financing. The Company shall have consummated the Pre-Merger Financing with proceeds of not less than $3,350,000.

            (i) Employment Matters. There shall be no bonuses, severance or other remuneration payable or stock repurchase obligation arising as a result of the consummation of the Merger or any termination of employment of a Company Employee after the consummation of the Merger based on agreements in effect with a Company Employee as of the Effective Time except to the extent disclosed on
Schedule 7.3(i).

            (j) Apple. The Company shall have fully satisfied its obligations under a certain promissory note to Apple Computer, Inc. by payment of a sum not in excess of $1,500,000.

            (k) E&Y. The Company shall have provided to Parent satisfactory evidence that the forgiveness of Company's obligations to Ernst & Young U.S. LLP ("E&Y") is legally binding on E&Y.

            (l) Management Retention Plan. The Company shall have provided to Parent satisfactory evidence that the management retention plan of the Company effective as of April 30, 2003, as amended, and all other obligations to pay bonuses to Company employees as a result of a change of control (other than as set forth in Schedule 7.3(i)) shall have been terminated and that no employees of Company have any further rights thereunder.

            (m) Investment Letter. Each Company stockholder receiving shares of Parent Common Stock in the Merger shall have delivered an investment letter to Parent in a form reasonably satisfactory to the Parent to the effect that: (i) the shares of Parent Common Stock to be received by such Company stockholder are being acquired for investment for such stockholder's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof; (ii) such Company stockholder has had an opportunity to ask questions and receive answers and information from the Parent regarding terms and conditions of the issuance of the shares of Parent Common Stock in the Merger and the business, properties, financial condition and prospects of the Parent;
(iii) such Company Stockholder acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the shares of Parent Common Stock to be received in the Merger; (iv) such Company stockholder is an "accredited investor" within the meaning of SEC Rule 501 of Regulation D under the Securities Act, as presently in effect; (v) such Company stockholder understands that the shares of Parent Common Stock are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Parent

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

in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances, and (vi) such Company stockholder represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

                                    ARTICLE 8

                    INDEMNIFICATION FROM COMPANY STOCKHOLDERS

      8.1 Indemnification. Notwithstanding the Closing and regardless of any investigation made by or on behalf of the Parent, or any information known to the Parent, the stockholders of the Company immediately prior to the Effective Time (the "Company Stockholders"), subject to the terms and conditions of this
Article 8, shall indemnify and hold the Parent harmless from and against any and all losses, claims, damages, liabilities, costs, expenses or deficiencies including, but not limited to, reasonable attorneys' fees and other costs and expenses reasonably incident to proceedings or investigations or the defense or settlement of any claim or claims, incurred by or asserted against the Parent due to or resulting from: (i) the breach of any representation or warranty of the Company given in or pursuant to this Agreement; (ii) any breach or default in the performance by the Company of any of its covenants, obligations or agreements in or pursuant to this Agreement, including but not limited to any excess in the Company's Transaction Fees provided in Section 6.18 above, subject to any offsets provided in Section 8.2 below. The foregoing are collectively referred to as "Indemnifiable Damages." For the avoidance of doubt, the remedies provided in this Article 8 shall be the sole and exclusive remedy for any breach of any representation or warranty of the Company given in or pursuant to this Agreement or any breach or default in the performance by the Company of any of its covenants, obligations or agreements in or pursuant to this Agreement absent fraud.

      8.2 Indemnification Limitations; Offsets. Notwithstanding the foregoing, the Parent shall not be entitled to recover Indemnifiable Damages for any matter unless and until the aggregate of all claims for Indemnifiable Damages asserted exceeds $170,000, at which point the first dollar of such Indemnifiable Damages shall be recoverable (the "Indemnification Threshold"); provided that (a) any Parent Transaction Fees in excess of $800,000 shall serve to offset such amount of Indemnifiable Damages; and (b) any Company Transaction Fees in excess of $800,00 shall increase the amount of Indemnifiable Damages. Notwithstanding anything herein to the contrary, in no event shall the aggregate amount of Indemnifiable Damages to which the Indemnitees shall be entitled pursuant to this Article 8 exceed the value of the Parent Common Stock being held in escrow under the Escrow Agreement to secure the Company Stockholders' indemnification obligations.

      8.3 Procedures for Making Claims. If and when the Parent desires to assert a claim for Indemnifiable Damages against the Company Stockholders pursuant to the provisions of this Article 8 once meeting the Indemnification Threshold, the Parent shall deliver to the Company Stockholders' representative (the "Representative"), within ten (10) business days after the Parent's receipt of a claim or specific and affirmative awareness of a potential claim, a certificate signed by the Chairman of the Board of Parent (as used in this Article 8, the "Notice of Claim"): (i) stating that the Parent has paid or accrued or otherwise incurred Indemnifiable Damages

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

meeting the Indemnification Threshold to which Parent is entitled to indemnification pursuant to this Article 8 and the amount thereof (to the extent then known); and, (ii) specifying (A) the individual items of loss, damage, liability, cost, expense or deficiency included in the amount so stated, and (B) the basis upon which Indemnifiable Damages are claimed. If the Representative shall object to such Notice of Claim, the Representative shall deliver written notice of objection (as used in this Article 8, the "Notice of Objection") with ten (10) business days after the receipt of the Notice of Claim. The Notice of Objection shall set forth the grounds upon which the objection is based and state whether the Representative objects to all or only a portion of the matter described in the Notice of Claim. If the Representative fails to deliver a Notice of Objection on a timely basis during the period required above or if the Representative does not object to the entire amount indicated in the Notice of Claim, then the Notice of Claim (to the extent not objected to) shall be deemed to be agreed to and the Parent shall have the right to direct the escrow agent under the Escrow Agreement to deliver to the Parent a number of shares of Parent Common Stock with a then market value equal to the amount set forth in the Notice of Claim that is not objected to by the Representative. If such claim or claims shall not have been resolved or compromised within sixty (60) days from the date of delivery of the Notice of Objection, then such claims shall be settled by arbitration pursuant to Section 8.6 hereof. The arbitrator shall promptly obtain such information regarding the matter as the arbitrator deems necessary and shall decide the matter and render a written award which shall be delivered to the Parent and the Representative. Any award shall be a conclusive determination of the matter and shall be binding upon the Parent and the Company Stockholders. If, by arbitration, it shall be determined that the Parent shall be entitled to any Indemnifiable Damages by reason of its claim or claims, the Indemnifiable Damages so determined shall be paid to the Parent in the same manner as if the Representative had not delivered a Notice of Objection. The name of the Representative and contact information thereof shall be provided by the Company prior to the Closing.

      8.4 Participation in Defense of Third Party Claims. If any third party shall assert any claim against the Parent in connection with which Parent intends to seek Indemnifiable Damages, the Representative, at the sole expense of the Company Stockholders, may assume the primary defense thereof with counsel reasonably acceptable to the Parent, but only if and so long as: (i) the Representative diligently pursues the defense of such claim; and (ii) the Representative acknowledges to the Parent in writing that the claim, if resolved or settled adversely to the Parent, is one for which the Company Stockholders are obligated to indemnify the Parent hereunder. If the Representative fails or refuses to so elect to assume the primary defense of any such claim, the Parent may (but need not) do so, in which event the Parent may defend, settle or compromise the claim, at the expense and cost of the Company Stockholders, in any such manner as the Parent reasonably deems appropriate. The Parent shall notify the Representative in writing of such a claim within ten (10) business days of the receipt thereof, but the right to recover Indemnifiable Damages shall not be affected by the failure to provide such notice within such timeframe except to the extent the Company Stockholders shall be prejudiced thereby.

      8.5 Survival of Representations and Indemnification. The Company Stockholders' obligation to pay Indemnifiable Damages shall survive the Closing for the period of time equivalent to the Escrow Period. No claim for recovery of Indemnifiable Damages arising out of Section 8.1 or 8.4 hereof may be asserted by the Parent after the expiration of such time period; provided, however, that any claim first asserted by the giving of a Notice of Claim within the

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

survival period shall neither be abated nor barred.

      8.6 Arbitration. Any dispute, controversy or claim arising out of or relating to Indemnifiable Damages shall be settled by a single arbitrator mutually selected by Parent and the Representative in arbitration conducted in New York, New York or in such other location to which the Parent and the Representative may agree, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator's decision shall be in writing and shall be final and nonappealable. The arbitrator also shall make a determination regarding which party's legal position in any such controversy or claim is more substantially correct (the "Prevailing Party") and the arbitrator shall require the other party to bear the legal and other professional fees and costs incurred by the Prevailing Party in connection with such arbitration proceeding and any necessary court action.

                                    ARTICLE 9

                        TERMINATION, AMENDMENT AND WAIVER

      9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the stockholders of Parent and the Company:

            (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

            (b) by either the Company or Parent if the Merger shall not have been consummated by May 31, 2005 for any reason; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

            (c) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

            (d) by either the Company or Parent, if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required consent; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to the Company where the failure to obtain the Company Stockholder Approval shall have been caused by (i) the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement or (ii) a breach of any of the Voting Agreements by any party thereto;

            (e) Reserved;

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            (f) by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote or consent of the stockholders of the Company) if a Company Triggering Event (as defined below) shall have occurred;

            (g) by Company if a Parent Triggering Event (as defined below) shall have occurred;

            (h) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or
Section 7.2(b) would not be satisfied, provided that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent, then the Company may not terminate this Agreement under this Section 9.1(h) for 30 days after delivery of written notice from the Company to Parent of such breach and intent to terminate, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (h) if such breach by Parent is cured during such 30-day period, or if the Company shall have materially breached this Agreement); or

            (i) by Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or
Section 7.3(b) would not be satisfied, provided that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company, then Parent may not terminate this Agreement under this Section 9.1(i) for 30 days after delivery of written notice from Parent to the Company of such breach, and intent to terminate, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (i) if such breach by the Company is cured during such 30-day period, or if Parent shall have materially breached this Agreement).

      For the purposes of this Agreement, a "Company Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of the Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of the adoption and approval of the Agreement or the approval of the Merger; (ii) the Board of Directors of the Company fails publicly to reaffirm its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within 10 business days after Parent requests in writing that such recommendation be reaffirmed at any time following the public announcement of an Acquisition Proposal; (iii) the Board of Directors of the Company or any committee thereof shall have approved or publicly recommended any Acquisition Proposal; or (iv) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal.

      For the purposes of this Agreement, a "Parent Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of Parent or any committee thereof shall for any

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

reason have withdrawn or shall have amended or modified in a manner adverse to Company its adoption and approval of the Agreement or the approval of the Merger; (ii) the Board of Directors of Parent fails publicly to reaffirm its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within 10 business days after Company requests in writing that such recommendation be reaffirmed at any time following the public announcement of an Acquisition Proposal; (iii) the Board of Directors of Parent or any committee thereof shall have approved or publicly recommended any Acquisition Proposal; (iv) Parent shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; or (v) a tender or exchange offer relating to securities of Parent shall have been commenced by a person unaffiliated with Parent, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within 10 business days after such tender or exchange offer is first published sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

      9.2 Notice of Termination; Effect of Termination. Any proper termination of this Agreement under Section 9.1 will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 9.2, Section 9.3 and Article 10, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

      9.3 Fees and Expenses.

            (a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally the applicable filing fees associated with the Antitrust Filings, if any.

            (b) In the event that this Agreement is terminated by Parent pursuant to Section 9.1(f) or 9.1(i), the Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a Termination Fee equal to $1,250,000 in immediately available funds.

            (c) In the event that this Agreement is terminated by the Company pursuant to Section 9.1(g) or 9.1(h), Parent shall promptly, but in no event later than two days after the date of such termination, pay the Company a Termination Fee equal to $1,250,000 in immediately available funds.

            (d) Each of Parent and the Company acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Parent nor the Company would enter into

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

this Agreement. Accordingly, if Parent or the Company fails to pay in a timely manner amounts due pursuant to Section 9.3(b) or 9.3(c), and, in order to obtain such payment, Parent or the Company makes a claim for such amounts that results in a judgment against the other for the amounts described in Section 9.3(b) or 9.3(c), the judgment debtor shall pay to judgment creditor its reasonable costs and expenses (including reasonable attorneys' fees and expenses as provided in Section 10.7(b)) in connection with such suit, together with interest on the amounts described in Section 9.3(b) or 9.3(c) (at the prime rate as published by The Wall Street Journal on the date such payment was required to be made) from such date until the payment of such amount (together with such accrued interest). Payment of the fees described in Section 9.3(b) or 9.3(c) shall not be in lieu of damages incurred in the event of breach of this Agreement.

      9.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and the Company.

      9.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                   ARTICLE 10

                               GENERAL PROVISIONS

      10.1 Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall survive the Effective Time for a period of time equivalent to the Escrow Period, and only the covenants that by their express terms survive the Effective Time shall survive the Effective Time.

      10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery either personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

            (a) if to Parent or Merger Sub, to:

                ServiceWare Technologies, Inc.
                One North Shore Center
                12 Federal Street, Suite 503
                Pittsburgh, PA 15212
                Facsimile: (412) 222-4453
                Attention: Chief Executive Officer

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

                with a copy to:
                Ellis, Funk, Goldberg, Labovitz & Dokson, P.C.
                One Securities Centre, Suite 400
                3490 Piedmont Road, NE
                Atlanta, GA 30305
                Facsimile: (404) 233-2188
                Attention: Robert B. Goldberg

            (b) if to Company, to:

                Kanisa Inc.
                10201 Torre Avenue, Suite 350
                Cupertino, CA 95014
                Facsimile: (408) 863-5828
                Attention: Chief Executive Officer

                with a copy to:
                Orrick, Herrington & Sutcliffe
                1000 Marsh Road
                Menlo Park, California 94025
                Facsimile: (650) 614-7401
                Attention: Scott Elliott

      10.3 Interpretation; Certain Defined Terms.

            (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are only for reference purposes and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. Reference to an agreement herein is to such agreement as amended in accordance with its terms up to the date hereof. Reference to a statute herein is to such statute, as amended.

            (b) For purposes of this Agreement, "knowledge" means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter of (i) an individual, if used in reference to an individual, or (ii) any officer or director of such party, if used in reference to a person that is not an individual. Any such individual will be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if (x) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including e-mails sent to or by such individual)

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

in, or that have been in, such individual's possession, including personal files of such individual, or (y) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of such party (in the case of knowledge of a party that is not an individual) that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities.

            (c) For purposes of this Agreement, the term "Material Adverse Effect" when used in connection with any party means any change, event, circumstance or effect (whether or not such change, event, circumstance or effect constitutes a breach of a representation, warranty or covenant made by such party in this Agreement) that is or is reasonably likely to be materially adverse to the business, assets (other than intangible assets), capitalization, financial condition, operations or results of operations of such party taken as a whole with its subsidiaries, except to the extent that any such change, event, violation, inaccuracy, circumstance or effect directly and primarily results from (i) changes in general economic conditions or changes generally affecting the industry in which such entity operates ( provided that such changes do not affect such entity in a disproportionate manner) or (ii) changes, effects or events resulting from the announcement or pendency of the Merger or from the taking of any action required by this Agreement. Any change in the price at which the shares of Parent are traded, or failure of Parent or the Company to meet any particular revenue or earnings forecast or estimate for any period ending after the date of this Agreement shall not, in and of itself, constitute a Material Adverse Effect.

            (d) For purposes of this Agreement, the term "person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

            (e) For purposes of this Agreement, "subsidiary" of a specified entity will be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

      10.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

      10.5 Entire Agreement; Third Party Beneficiaries. This Agreement, its Exhibits and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality

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

Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 10.10.

      10.6 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

      10.7 Other Remedies; Specific Performance; Fees.

            (a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

            (b) If any action, suit or other proceeding (whether at law, in equity or otherwise) is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover, in addition to any other remedy granted to such party therein, all such party's reasonable costs and attorneys fees incurred in connection with the prosecution or defense of such action, suit or other proceeding.

      10.8 Governing Law. The Merger and this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

      10.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      10.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section 10.10 shall be void.

      10.11 Waiver of Jury Trial. EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                  [remainder of page intentionally left blank]

      IN WITNESS WHEREOF, the parties have caused this Amended and Restated Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

                                   SERVICEWARE TECHNOLOGIES, INC.

                                   By: _________________________________
                                   Its: ________________________________

                                   SVCW ACQUISITION, INC.

                                   By: _________________________________
                                   Its:_________________________________

                                   KANISA INC.

                                   By: _________________________________
                                   Its:_________________________________

                     SIGNATURE PAGE TO AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

                         LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

1.6(a)(i)     Adjustment Examples
1.6(a)(iii)   Exchange Ratio
2             Company Disclosure Schedule
3             Parent Disclosure Schedule
6.8(e)        Company Employee Option Grants
7.2(d)        Company Employee Agreements to be Assumed
7.3(i)        Obligations to Company Employees

EXHIBITS

A             Form of Voting Agreement
B             Form of Certificate of Incorporation of Surviving Corporation
C             Form of By-laws of Surviving Corporation
D             Form of Amended and Restated Certificate of Incorporation of Company
E             Form of Escrow Agreement
F             Form of Additional Voting Agreement
G             Form of Opinion of Ellis, Funk, Goldberg, Labovitz & Dokson, P.C.
H             Form of Parent Amended and Restated By-laws
I             Form of Registration Rights Agreement
J             Form of Opinion of Orrick, Herrington & Sutcliffe LLP
K             Form of Lock-Up Agreement

                               SCHEDULE 1.6(a)(i)

                               ADJUSTMENT EXAMPLES

EXAMPLES OF CLOSING ADJUSTMENT       COMPANY TARGET      $2,500,000
                                     PARENT TARGET       $9,500,000

                                                                           REDUCTION IN
                                                      INCREASE IN MERGER      MERGER
COMPANY CASH AT   PARENT CASH AT    MARKET AVERAGE      CONSIDERATION      CONSIDERATION
   CLOSING           CLOSING            PRICE              SHARES              SHARES
---------------   --------------    --------------    ------------------   -------------
  $2,750,000        $9,750,000        $     4.46                 0                 0

  $2,000,000        $9,750,000        $     4.46                 0           112,108

  $1,500,000        $9,750,000        $     4.46                 0           224,215

  $1,250,000        $9,750,000        $     4.46                 0           224,215

  $2,750,000        $9,000,000        $     4.46           112,108                 0

  $2,750,000        $8,500,000        $     4.46           224,215                 0

  $2,750,000        $8,000,000        $     4.46           224,215                 0

  $2,250,000        $9,000,000        $     4.46            56,054                 0

 $2,000,000         $9,250,000        $     4.46                 0            56,054

*Figures above assume the effectuation of the Reverse Split.

                              SCHEDULE 1.6(a)(iii)

                                 EXCHANGE RATIO

 CLASS OF STOCK                  EXCHANGE RATIO
--------------------------       --------------
COMMON STOCK                         0.0000
SERIES A1 PREFERRED STOCK            0.0000
SERIES A2 PREFERRED STOCK            0.0000
SERIES B1 PREFERRED STOCK            0.0000
SERIES C1 PREFERRED STOCK            0.3298
SERIES D1 PREFERRED STOCK            0.0453
SERIES D2 PREFERRED STOCK            0.1358

*Figures above assume the effectuation of the Reverse Split.

                                   SCHEDULE 2

                           COMPANY DISCLOSURE SCHEDULE

                                   SCHEDULE 3

                           PARENT DISCLOSURE SCHEDULE

                                 SCHEDULE 6.8(e)

                         COMPANY EMPLOYEE OPTION GRANTS

NAME                             NUMBER OF SHARES
---------------                  --------------
Mark Angel                            170,000
Bruce Armstrong                       270,000

*Figures above assume the effectuation of the Reverse Split.

                                 SCHEDULE 7.2(d)

                    COMPANY EMPLOYEE AGREEMENTS TO BE ASSUMED

                                  David Averill
                                 Bruce Armstrong
                                   Mark Angel
                                  Lawrence Fong
                                  Scott Huffman
                                  Hrishi Kamat
                                   Ben Kaplan
                                   Paul Machle
                                 Nidia Martinez
                                  Stuart Mills
                                 Richard Nieset
                                   Glen Powers

                                 SCHEDULE 7.3(i)

                        OBLIGATIONS TO COMPANY EMPLOYEES

      All outstanding options under the Company's 1999 Stock Options / Stock Issuance Plan, 1997 Stock Option / Stock Issuance Plan and the 1997 Founders' Stock Option Plan will accelerate as a result of the consummation of the transactions contemplated by the Merger Agreement.

      The Company has entered into Retention Pay Agreements with Paul Machle and Glen Powers that will provide for a retention payment to Mr. Machle and Mr. Powers upon the passing of a certain amount of time or following the consummation of transactions contemplated by the Merger Agreement.

      The Employment Agreement by and between the Company and Bruce Armstrong dated November 13, 2002 and the Employment Agreement by and between the Company and Mark Angel dated October 1, 2003, will be amended and restated upon the consummation of the transactions contemplated by the Merger Agreement.

      The Company has employment agreements, offer letters and bonus plans, with the following, which may include various provisions providing change of control, severance or other remuneration payable as a result of consummation of the transactions contemplated by the Merger Agreement (copies of all such documents have been provided to Parent):

      - Mark Angel (provided that paragraph 9 of Mr. Angel's employment agreement relating to a "Carve-Out" shall not be assumed by Parent)

      -     Bruce Armstrong

      -     David Averill

      -     Lawrence Fong

      -     Jessica Gandhi

      -     Duke Hoffman

      -     Scott Huffman

      -     Hrishi Kamat

      -     Ben Kaplan

      -     Paul Machle

      -     Nidia Martinez

      -     Stuart Mills

      -     Richard Nieset

      -     Glen Powers

      The Company anticipates that it may enact a reduction in force as a result of this Agreement. The Company expects that it will provide severance to affected employees consistent with past practice (not to exceed four weeks) and the agreements disclosed above (copies of which have been provided to Parent).

                                    EXHIBIT A

                            FORM OF VOTING AGREEMENT

                                    EXHIBIT B

                     FORM OF CERTIFICATE OF INCORPORATION OF
                              SURVIVING CORPORATION

                                    EXHIBIT C

                                FORM OF BYLAWS OF
                              SURVIVING CORPORATION

                                    EXHIBIT D

                          FORM OF AMENDED AND RESTATED
                     CERTIFICATE OF INCORPORATION OF COMPANY

                                    EXHIBIT E

                            FORM OF ESCROW AGREEMENT

                                    EXHIBIT F

                       FORM OF ADDITIONAL VOTING AGREEMENT

                                    EXHIBIT G

        FORM OF OPINION OF ELLIS, FUNK, GOLDBERG, LABOVITZ & DOKSON, P.C.

                                    EXHIBIT H

                   FORM OF PARENT AMENDED AND RESTATED BYLAWS

                                    EXHIBIT I

                      FORM OF REGISTRATION RIGHTS AGREEMENT

                                    EXHIBIT J

              FORM OF OPINION OF ORRICK, HERRINGTON & SUTCLIFFE LLP

                                    EXHIBIT K

                            FORM OF LOCK-UP AGREEMENT